Exhibit 2.2

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of December 17, 2017,

by and among

BOYD GAMING CORPORATION,

BOYD TCIV, LLC,
as Purchaser,

PENN NATIONAL GAMING, INC.,
as Parent,

and, solely following the execution of a joinder,

PINNACLE ENTERTAINMENT, INC.,
as Seller,

and

PINNACLE MLS, LLC
as Seller Subsidiary

i

Section 13.12	Waiver	94
Section 13.13	Further Assurances	94
Section 13.14	No Recourse	94

EXHIBITS

Exhibit A	Form of Assignment of Membership Interests and Cross-Receipt

Exhibit B	Example Net Working Capital Calculation

Exhibit C	Form of Joinder

Exhibit D	Form of Brand License Agreement

Exhibit E	Form of Purchaser Master Lease

Exhibit F	Form of Transition Services Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 17, 2017 (the “Effective Date”), by and among Boyd Gaming Corporation, a Nevada corporation (“Boyd”), Boyd TCIV, LLC, a limited liability company organized under the laws of the state of Nevada and a wholly owned subsidiary of Boyd (“Purchaser”), Penn National Gaming, Inc., a Pennsylvania corporation (“Parent”), and, solely when such Person executes and delivers the Joinder, Pinnacle Entertainment, Inc., a Delaware corporation (“Seller”), and Pinnacle MLS, LLC, a Delaware limited liability company (“Seller Subsidiary” and, together with Seller, “Sellers”).  Each of Boyd, Purchaser, Parent, Sellers and the Companies is referred to individually as a “party” and collectively as the “parties”.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 13.01.

WHEREAS, Seller is the beneficial and record owner of all of the issued and outstanding membership interests of PNK (Ohio), LLC, a limited liability company organized under the laws of the state of Ohio (“Belterra Park”) and Seller Subsidiary is the beneficial and record owner of all of the issued and outstanding membership interests of each of Belterra Resort Indiana LLC, a limited liability company organized under the laws of the state of Nevada (“Belterra”), Ameristar Casino Kansas City, LLC, a limited liability company organized under the laws of the state of Missouri (“Ameristar Kansas City”) and Ameristar Casino St. Charles, LLC, a limited liability company organized under the laws of the state of Missouri (“Ameristar St. Charles”, and each of Ameristar Kansas City, Ameristar St. Charles, Belterra and Belterra Park, a “Company” and collectively the “Companies”, and the membership interests of the Companies, collectively the “Membership Interests”);

WHEREAS, pursuant to an agreement and plan of merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, Franchise Merger Sub, Inc. (“Merger Sub”), and Seller, Merger Sub will merge with and into Seller and Seller will become a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the United States Federal Trade Commission (the “FTC”) is expected to issue a Decision and Order in connection with its review of the Merger (the “FTC Order”);

WHEREAS, in connection with the Merger and the expected FTC Order, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of Seller’s right, title and interest in and to the issued and outstanding Membership Interests of each of the Companies, on the terms and subject to the conditions set forth herein (“Membership Interest Sale”);

WHEREAS, pursuant to a purchase and sale agreement, dated as of the date hereof, by and between Parent, Gold Merger Sub, LLC (“Lessor”), PNK (OHIO), LLC, a Delaware limited liability company and Seller, Gold Merger Sub, LLC, a wholly owned subsidiary of GLPI, will acquire certain real property currently owned by Belterra Park immediately prior to and substantially concurrently with the Closing (“Belterra Park Purchase Agreement”);

WHEREAS, Lessor, as the landlord, and Seller Subsidiary, as the tenant, are party to that certain Master Lease, dated as of April 28, 2016 and intend to enter into an amendment to such lease at or prior to the closing of the Merger (as amended, the “Seller Master Lease”);

WHEREAS, in connection with the Transaction, Parent, Purchaser and Lessor have entered into an Agreement to Lease and Rent Allocation Agreement (the “Lease Commitment Agreement” pursuant to which Purchaser and Lessor shall enter into a Master Lease Agreement substantially in the form of Exhibit E hereto (the “Purchaser Master Lease”), at or prior to the Closing;

WHEREAS, in connection with the Transaction and the Merger, GLPI, Lessor, certain other Subsidiaries of GLPI, Seller, certain Subsidiaries of Seller, and Parent have entered into a Consent Agreement (the “Consent Agreement”) pursuant to which, among other things, Lessor has agreed to consent to the Transaction subject to execution and delivery of the Purchaser Master Lease;

WHEREAS, Sellers will, and Parent will use its reasonable best efforts to cause Sellers to, execute and deliver the Joinder to Purchaser prior to the Closing; and

WHEREAS, the parties desire to enter into, or cause their applicable Affiliates to enter into, the Ancillary Agreements, and to perform, or cause such Affiliates to perform, their obligations thereunder as further described herein.

NOW, THEREFORE, the parties, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I.
PURCHASE AND SALE OF MEMBERSHIP INTERESTS; CUSTOMER INFORMATION; FURTHER ACTIONS

Section 1.01                             Joinder.  Sellers will, and Parent shall use its reasonable best efforts to cause Sellers to, execute and deliver the Joinder to Purchaser to become a party to this Agreement at or prior to Closing.  Sellers shall not be a “party” or “parties” to this Agreement and shall make no representations or warranties hereunder and shall have no rights or obligations hereunder until the Joinder is executed by Sellers and delivered to Purchaser.

Section 1.02                             Purchase and Sale of Membership Interests.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell to Purchaser, and Purchaser shall purchase and accept from Sellers, the Membership Interests, free and clear of all  Liens (other than restrictions arising under applicable securities Laws or Gaming Laws).

Section 1.03                             Customer Database and Information.

(a)                                 Prior to the Closing, Seller will, to the extent practicable, (i) remove from its enterprise-wide customer database the Casino Database Records of customers referenced in Seller’s enterprise-wide database records as of ten (10) calendar days prior to the Closing Date as only having visited one or more of the Casinos (“Divestiture Only Customers”), (ii) remove from each Property Database records of customers who have no transaction history at any of the Casinos as of ten (10) calendar days prior to the Closing Date (“Non-Casino Customers”) and (iii) transfer any Casino Database Records located on Seller’s enterprise-wide database and not on a Property Database to the appropriate Property Database.

(b)                                 From and after the Closing Date, for Shared Customers (to the extent practicable):

(i)                                     Seller and its Affiliates may retain and use the Retained Database Records of the Shared Customers, but not the Casino Database Records of the Shared Customers (other than the Casino Database Records described in items (a), (d) and (e) of the definition of Casino Database Records (the “Permitted Casino Records”)) and, prior to the Closing, Seller shall remove from such records the Casino Database Records (other than the Permitted Casino Records) with respect to the Shared Customers (it being understood that such information shall be removed with respect to each applicable Casino).  For the avoidance of doubt, nothing in this Agreement shall restrict Parent or its Affiliates from retaining and using any information, including, the Retained Database Records, with respect to any Non-Casino Customer; and

(ii)                                  Purchaser and its Affiliates may retain and use the Casino Database Records of the Shared Customers, but not the Retained Database Records of the Shared Customers (other than the Retained Database Records described in items (a), (d) and (e) of the definition of Retained Database Records (the “Permitted Retained Records”)) and, prior to the Closing, Seller shall remove from each Property Database the Retained Database Records (other than the Permitted Retained Records) with respect to the Shared Customers.  For the avoidance of doubt, nothing in this Agreement shall restrict Purchaser or its Affiliates from retaining and using any information, including, the Casino Database Records, with respect to any Divestiture Only Customer.

(c)                                  Seller shall not provide Parent or its Affiliates with a copy of the records contained in the customer databases that Seller maintains at a Casino specific to such Casino (each such database, a “Property Database”); provided, that, prior to the Closing, Seller shall remove all, and only the, Retained Database Records (other than the Permitted Retained Records) from each such Property Database.

(d)                                 At the Closing, Seller shall transfer and deliver, or cause to be transferred and delivered, to the extent practicable, (i) to Purchaser the Casino Database Records of Divestiture Only Customers and Shared Customers and (ii) to Parent by operation of the Merger the Retained Database Records of all customers (other than, for the avoidance of doubt, Casino Database Records of Divestiture Only Customers and Shared Customers) to Parent.

(e)                                  From and after the Closing:

(i)                                     (x) Parent and its Affiliates may not use the Casino Database Records  (other than the Permitted Casino Records) and (y) Purchaser and its Affiliates may not use any Retained Database Records (other than the Permitted Retained Records).

(ii)                                  In the event that any party becomes aware that it or the other party possesses any Casino Database Records other than Permitted Casino Records (in the case of Parent) or Retained Database Records other than Permitted Retained Records (in the case of Boyd) or any other information in contravention of this Section 1.03, then the party possessing such information shall (x) safeguard and not use such information for any purpose or in any manner, (y) treat such information as Confidential Information in accordance with Section 9.08, and (z) promptly notify the other party thereof, transfer such information to the other party and remove such information from such party’s systems and databases.

(f)                                   The foregoing notwithstanding, (i) Purchaser and its Affiliates shall either provide or make available to Parent and its Affiliates any information contained in the Casino Database Records and (ii) Parent shall either provide or make available to Boyd and its Affiliates any information contained in the Retained Database Records, in the case of (i) and (ii), to the extent that such information is necessary to ensure compliance with Law or other legal obligations or to defend or prosecute actual or potential litigation.  For the avoidance of doubt, Seller shall not be required to take any actions pursuant to this Section 1.03 that are inconsistent with its obligations under any Orders binding on Seller and/or its Subsidiaries under applicable Law.

Section 1.04                             Later Identified Assets and Liabilities.  If, after the Closing, either Boyd or Parent in good faith identifies any asset of Parent or its Subsidiaries that was primarily used in the Business prior to the Closing (other than leasehold interests in real property under the Purchaser Master Lease, the Seller Master Lease and services that may be provided under the Transition Services Agreement) and that was not held by any of the Companies when the Membership Interests were transferred at Closing (any such asset, a “Later Identified Asset”), then either Boyd or Parent, as applicable, will provide written notice to the other party identifying such Later Identified Asset and Parent will, as promptly as practicable thereafter, transfer, convey, assign and deliver to Purchaser (or cause to be transferred, conveyed, assigned, or delivered to Purchaser) all right, title and interest of Parent and its Subsidiaries in and to such Later Identified Asset, and such Later Identified Assets will be deemed to have been assets of the Companies for purposes of this Agreement and any applicable Ancillary Agreement, effective as of the date of transfer, conveyance, assignment, or delivery.  If, after the Closing, either Boyd or Parent in good faith identifies any Liability of Parent or its Subsidiaries (other than Retained Liabilities) relating to, arising out of or resulting from the Business or the operation of the Companies (including Liabilities of the Companies under any leases, Liabilities of the Companies arising out of or relating to any litigation or other third party actions relating to the Business or the operation of the Companies, environmental Liabilities or obligations of the Companies, any Liabilities relating to, arising out of or resulting from the Contracts, agreements, real property, information technology, Permits and licenses of Seller relating to the Business operation of the Companies, and any Liabilities relating to, arising out of or resulting from the gaming equipment and inventory included in the Purchased Assets, but excluding all Liabilities of Parent or its Subsidiaries under the Seller Master Lease), whether such Liability arose pre- or post-Closing, that was not assumed by any of the Companies when the Membership Interests were transferred at Closing (any such asset, a “Later Identified Liability”), then either Boyd or Parent, as applicable, will provide written notice to the other party identifying such Later Identified Liability and Parent will, as promptly as practicable thereafter, transfer, convey, assign and deliver to Boyd or its designated Affiliate (or cause to be transferred, conveyed, assigned, or delivered to Boyd or its designated Affiliate), and Boyd shall, or shall cause its designated Affiliate to, assume and accept, all such Later Identified Liabilities, and all such Later Identified Liabilities will be deemed to have been liabilities of the Companies for purposes of this Agreement and any applicable Ancillary Agreement, effective as of the date of transfer, conveyance, assignment or delivery.

ARTICLE II.
PURCHASE PRICE

Section 2.01                             Purchase Price.

(a)                                 At the Closing, as consideration for the Membership Interests and for Parent’s other obligations hereunder, Purchaser shall deliver or cause to be delivered to the Payment Recipient by electronic transfer of immediately available funds to an account designated by the Payment Recipient a cash payment equal to the sum of (a) $573,834,000 (the “Base Purchase Price”), plus (b) the EBITDA Adjustment as determined in accordance with Section 2.01(b), plus (c) Cage Cash plus (d) the Estimated Adjustment (which may be a positive or negative number) (such sum, the “Closing Payment”).  Notwithstanding the foregoing, if pursuant to the proviso of Section 10.01(b) or Section 10.02(c) Purchaser shall not be obligated to acquire any Excluded Company at the Closing, then (i) the Base Purchase Price will be reduced by the applicable Company Purchase Price Allocation for such Excluded Company, (ii) the EBITDA Adjustment will be reduced or increased, as applicable, to reflect the removal of the 2017 Company EBITDA for such Excluded Company from the calculation of 2017 EBITDA and (iii) the calculation of the Estimated Adjustment (and the related components thereof) and the adjustment calculation and mechanisms described in Article III, and the Cash Count and the determination of Cage Cash pursuant to Section 3.02, will, in each case, be deemed to be modified to exclude such Excluded Company (including, without limitation, its Cash, Indebtedness and Net Working Capital) from such calculations, determination and adjustments.

(b)                                 EBITDA Adjustment.

(i)                                     As soon as reasonably practicable (but no later than February 28, 2018), (A) Parent shall use commercially reasonable efforts to cause Seller to prepare and deliver to Purchaser and Parent copies of Seller’s management account details containing the unaudited balance sheet of each Company and its Subsidiaries as at December 31, 2017 and the related statement of income for the twelve-month period ended December 31, 2017, prepared on a consistent basis with the Company Financial Statements (the “2017 Company Financial Statements”) and (B) as promptly as practicable following receipt of the 2017 Company Financial Statements (but in no event later than five (5) Business Days following Parent’s receipt of the 2017 Company Financial Statements), Parent shall prepare and deliver to Purchaser a written statement (the “2017 EBITDA Statement”) of 2017 EBITDA and 2017 Company EBITDA for each Company, including reasonably detailed calculations of the various amounts of the components of 2017 EBITDA and the 2017 Company EBITDA of each Company.  The 2017 EBITDA Statement shall be prepared in good faith in accordance with the terms of this Agreement and otherwise consistent with the Company Financial Statements.

(ii)                                  From and after the delivery of the 2017 Company Financial Statements until the EBITDA Determination Date, Parent shall use commercially reasonable efforts to cause Seller to (A) reasonably cooperate and assist Purchaser and its Representatives in Purchaser’s review of the 2017 Company Financial Statements, (B) permit Purchaser and its Representatives to review the books, records and work papers of the Companies and of Seller and its Affiliates relating to the 2017 Company Financial Statements, and

(C) make available to Purchaser the relevant personnel and Representatives responsible for preparing the 2017 Company Financial Statements and to discuss the 2017 Company Financial Statements with Purchaser and its Representatives; provided, that the accountants of Seller and its Affiliates shall not be obliged to make any work papers available to Purchaser except in accordance with such accountants’ normal disclosure procedures and then only after Parent has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.  From and after the delivery of the 2017 EBITDA Statement until the EBITDA Determination Date, Parent shall use commercially reasonable efforts to (A) reasonably cooperate and assist Purchaser and its Representatives in Purchaser’s review of the 2017 EBITDA Statement, (B) permit or use commercially reasonable efforts to cause Seller to permit Purchaser and its Representatives to review the books, records and work papers of the Companies and of Seller and its Affiliates relating to the 2017 EBITDA Statement, and (C) make available to Purchaser the relevant personnel and Representatives responsible for preparing the 2017 EBITDA Statement and to discuss the 2017 EBITDA Statement with Purchaser and its Representatives; provided, that the accountants of Parent and its Affiliates shall not be obliged to make any work papers available to Purchaser except in accordance with such accountants’ normal disclosure procedures and then only after Parent has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(iii)                               If Purchaser disagrees in whole or in part with the items used in or the calculation of 2017 EBITDA or the items used in or any calculation of 2017 Company EBITDA, Purchaser shall, within thirty (30) days after its receipt of the 2017 EBITDA Statement, notify Parent of such disagreement in writing (“EBITDA Dispute Notice”), setting forth in detail the particulars of such disagreement.  Any items or amounts on the 2017 EBITDA Statement not disputed in writing by Purchaser within thirty (30) days after receipt of the 2017 EBITDA Statement shall be final, binding and conclusive for purposes of this Agreement.  If the EBITDA Dispute Notice is timely provided, Purchaser and Parent shall use commercially reasonable efforts for a period of ten (10) Business Days (or such longer period as they may mutually agree) to, in good faith, attempt to resolve any disagreements with respect to the calculation of any amounts set forth in the EBITDA Dispute Notice.  If the parties resolve their differences over any disagreed item or amount, then the 2017 Company EBITDA of each Company shall be the amounts agreed by them in writing.  If, at the end of such ten (10) Business Day period (or such longer period as the parties may have mutually agreed), the parties are unable to fully resolve the disagreements in respect of any disagreed items or amounts, the parties shall mutually agree to refer the matter to KPMG LLP or PricewaterhouseCoopers LLP (such Person, the “Auditor”) to resolve any remaining disagreements.  The Auditor shall be instructed to (i) consider only such matters as to which there is a disagreement, (ii) determine, as promptly as practicable, whether the disputed items or amounts set forth in the 2017 EBITDA Statement were prepared in accordance with the standards set forth in this Agreement, and (iii) deliver, as promptly as practicable, but in any event within forty-five (45) days of the end of such ten (10) Business Day period (or such longer period as the parties may have mutually agreed), to Parent and Purchaser its determination in writing.

(iv)                              The resolution for each disputed item or amount contained in the Auditor’s determination shall be made subject to the definitions and principles set forth in this Agreement; provided, however, with respect to each disputed matter, such determination, if not in accordance with the position of either Purchaser or Parent, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Purchaser in the EBITDA Dispute Notice or by Parent in the 2017 EBITDA Statement with respect to such disputed matter.  For the avoidance of doubt, the Auditor shall not review or make any determination with respect to any matter other than the matters that remain in dispute as indicated in an EBITDA Dispute Notice.  Purchaser and Parent shall bear their own expenses in the preparation and review of the 2017 EBITDA Statement (and Parent shall bear such costs of Seller), except that the fees and expenses of the Auditor shall be borne equally by Parent and Purchaser.  During the review by the Auditor, each of Purchaser and Parent shall, and shall cause its respective Affiliates and its and their respective employees, accountants and other Representatives to, each make available to the Auditor interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Auditor to fulfill its obligations under this Section 2.01(b)(iv); provided, that the accountants of Parent or Seller shall not be obliged to make any work papers available to the Auditor except in accordance with such accountants’ normal disclosure procedures and then only after such Auditor has signed a customary agreement relating to such access to work papers.  The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Purchaser, Parent, Seller or their respective Affiliates, absent manifest error or fraud by Purchaser, Parent, Seller or the Auditor.  The date on which all items and amounts set forth on the 2017 EBITDA Statement are finally determined in accordance with this Section 2.01(b)(iv) is hereinafter referred to as the “EBITDA Determination Date.”

(v)                                 In the event the Auditor refuses engagement under this Section 2.01(b), Purchaser and Parent shall mutually agree on another nationally recognized firm of certified public accountants (an “Alternate Accounting Firm”) having no material relationship with the Companies, Purchaser, Parent or their respective Affiliates to resolve any disputes regarding the 2017 EBITDA Statement according to Section 2.01(b)(iv).  If within thirty (30) days, Purchaser and Parent fail to mutually agree on an Alternate Accounting Firm, then, within an additional ten (10) days, Purchaser and Parent shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm who will act as the Alternate Accounting Firm.  The firm selected in accordance with this Section 2.01(b)(v) shall be the “Auditor” for the purposes of this Section 2.01(b).

(vi)                              The “EBITDA Adjustment” shall be the amount (whether positive or negative) equal to 6.25 multiplied by 2017 EBITDA (as finally determined pursuant to this Section 2.01(b)) minus the Base Purchase Price.

(vii)                           The process set forth in this Section 2.01(b) shall be the sole and exclusive remedy of any of the parties and their respective Affiliates for any disputes related to the 2017 EBITDA Statement, the 2017 Company EBITDA of each Company and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement.

Section 2.02                             Tax Withholding.  Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to the Payment Recipient such amounts as are required to be deducted or withheld under the Code, or any provision of applicable Law with respect to the making of such payment.  To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Payment Recipient.

Section 2.03                             Allocation.  Promptly after the Closing, but in any event within seventy-five (75) days after the Closing, Purchaser shall provide Parent with a schedule allocating the aggregate consideration paid pursuant to this Agreement, as adjusted pursuant to the terms of this Agreement, (and all other items that are treated as additional consideration for Tax purposes) among the assets of the acquired Companies (“Purchaser’s Allocation”).  Purchaser’s Allocation shall be prepared in a manner consistent with Section 1060 of the Code (and, to the extent applicable, Section 338 of the Code) and the Treasury Regulations thereunder.  If Parent disagrees with Purchaser’s Allocation, Parent may, within thirty (30) days of Parent’s receipt of Purchaser’s Allocation, deliver to Boyd a notice in writing (“Parent’s Allocation Notice”), noting with specificity any allocations with which Parent disagrees.  If Parent’s Allocation Notice is delivered, Purchaser and Parent shall negotiate in good faith for a period of fifteen (15) days to resolve any disagreements with respect to the Purchaser’s Allocation.  In the event the parties cannot reach an agreement within such fifteen (15) day period, the dispute shall be resolved by the Auditor in accordance with Section 3.03(c) and (d), applied mutatis mutandis to the dispute arising under this Section 2.03. The allocation, as prepared by Purchaser if no Parent’s Allocation Notice has been given, as adjusted pursuant to any agreement between Purchaser and Parent, or as determined by the Auditor (the “Allocation”), shall be conclusive and binding on the parties.  The parties acknowledge and agree that the Allocation shall be amended to reflect any adjustments (including those described in Section 3.03) to the aggregate consideration made pursuant to this Agreement in a manner consistent with the procedures set forth above.  Boyd, Purchaser, Seller, and Parent and their respective Affiliates shall file all Tax Returns (including any IRS Form 8594) consistent with the Allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Tax Authority or any other Proceeding), unless otherwise required by applicable Law or unless the other parties consents thereto in writing, which consent shall not be unreasonably withheld or delayed, provided, however, that nothing contained herein shall prevent Purchaser (or its Affiliates) or Seller or Parent (or their Affiliates) from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and neither Purchaser (or its Affiliates) nor Seller or Parent (or their Affiliates) shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation.  Purchaser and Parent shall cooperate (and Parent shall cause Seller to cooperate) in the filing of any forms (including any IRS Form 8594 or IRS Form 8883, as applicable) with respect to such Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the aggregate consideration made pursuant to the terms of this Agreement.

ARTICLE III.
WORKING CAPITAL ADJUSTMENT

Section 3.01                             Estimated Closing Statement.

(a)                                 Not less than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a written statement (the “Estimated Closing Statement”) of (i) the Estimated Closing Net Working Capital, including the resulting Estimated Closing Net Working Capital Overage (if any, expressed as a positive number) or Estimated Closing Net Working Capital Shortage (if any, expressed as a negative number), (ii) the Estimated Closing Indebtedness (expressed as a negative number), (iii) the Estimated Transaction Expenses (expressed as a negative number), and (iv) Estimated Closing Cash (expressed as a positive number), and include a reasonably detailed calculation of the components of Estimated Net Working Capital, Estimated Closing Indebtedness, Estimated Transaction Expenses and Estimated Closing Cash.  The Estimated Closing Statement shall be prepared in good faith in accordance with GAAP and on a basis consistent with the calculation of Net Working Capital set forth in Exhibit B.

(b)                                 From and after the delivery of the Estimated Closing Statement until the day prior to the Closing Date, Seller shall, and shall cause the Companies to, (i) reasonably assist Purchaser and its Representatives in Purchaser’s review of the Estimated Closing Statement, and (ii) make available to Purchaser the Representatives responsible for preparing the Estimated Closing Statement to discuss the Estimated Closing Statement with Purchaser, and (iii) provide Purchaser with the unaudited balance sheet and income statement for each of the Companies for each of the periods that have elapsed since the Effective Date.  Parent shall consider in good faith any comments on the Estimated Closing Statement submitted by Purchaser and Parent may, in its sole discretion, choose to redeliver the Estimated Closing Statement to Purchaser, reflecting any such comments.  The foregoing notwithstanding, Parent shall have no obligation to adjust the Estimated Closing Statement as a result of such discussions; provided, further, that even if the parties do not mutually agree upon the calculations to be included in the Estimated Closing Statement, the last Estimated Closing Statement delivered by Seller to Purchaser shall be used at Closing as the basis for determining the Estimated Adjustment.

(c)                                  The sum of (i) the Estimated Closing Net Working Capital Overage (if any), (ii) the Estimated Closing Net Working Capital Shortage (if any), (iii) the Estimated Closing Indebtedness, (iv) the Estimated Transaction Expenses and (v) the Estimated Closing Cash, as such items are set forth on the Estimated Closing Statement is referred to as the “Estimated Adjustment” and shall either increase the Closing Payment (if such sum is a positive number) or reduce the Closing Payment (if such sum is a negative number) pursuant to Section 2.01.

(d)                                 All references to “Seller” in this Section 3.01 shall be deemed to be references to “Parent” until Seller has delivered the Joinder to Purchaser.

Section 3.02                             Cage Cash.  Seller shall cause the Companies to, at the end of the gaming day for each Company, as determined by Seller and Purchaser, immediately prior to the Closing Date (or at such other day or time, as mutually agreed by Purchaser, Parent and Seller), conduct a physical count of all Cage Cash held by each of the Companies and the Casinos (collectively, the “Cash Count”).  The Cash Count shall be conducted in accordance with the policies, procedures and methodologies mutually agreed to by the parties.  Each of Purchaser, Parent and Seller shall be entitled to have Representatives present during the Cash Count, which Representatives shall have full access to the Cash Count proceedings and cooperate in good faith to resolve any disputes regarding the conduct of the Cash Count.  The results of the Cash Count shall, absent manifest error, be binding on the parties for the purpose of determining the Cage Cash.  Prior to the delivery of the Joinder, Parent shall use its reasonable best efforts, including enforcing its rights under the Merger Agreement to the extent necessary, to undertake the actions described in this Section 3.02.

Section 3.03                             Final Adjustments.

(a)                                 Not more than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Parent a written statement (the “Final Closing Statement”) of (i) the Final Closing Net Working Capital, including the resulting Final Closing Net Working Capital Overage (if any) or Final Closing Net Working Capital Shortage (if any), (ii) the Final Closing Indebtedness, (iii) the Final Transaction Expenses and (iv) the Final Closing Cash, and including a reasonably detailed calculation of the various amounts of each component of Final Closing Net Working Capital, including the resulting Final Closing Net Working Capital Overage (if any) or Final Closing Net Working Capital Shortage (if any), the Final Closing Indebtedness, the Final Transaction Expenses and the Final Closing Cash.  The Final Closing Statement shall be prepared in good faith in accordance with GAAP and on a basis consistent with the calculation of Net Working Capital set forth in Exhibit B.  Calculations, estimates, amounts and other information used by Purchaser to prepare the Final Closing Statement shall not reflect or take into account developments between the Closing Date and the date of preparation or completion of the Final Closing Statement except for any conditions that existed prior to the Closing Date.  Any such amounts determined to be payable pursuant to the Final Closing Statement shall be paid to either the Payment Recipient (in the case of an increase to the Closing Payment) or Purchaser (in the case of a decrease to the Closing Payment) pursuant to Section 3.03(e) (the “Final Adjustment”).  The Closing Payment, as adjusted by the Final Adjustment, is referred to as the “Final Purchase Price”.  From and after the delivery of the Final Closing Statement and until the Determination Date: (x) Parent and its representatives will be permitted to review the books, records and work papers of the Companies and of Purchaser and its Affiliates relating to the Final Closing Statement; and (y) Boyd will, and will cause the Companies and their respective accountants to, cooperate with and assist Parent in the conduct of such review, including by providing reasonable access to such books, records and work papers and making available personnel to the extent reasonably required; provided, that the accountants of the Companies and of Purchaser and its Affiliates shall not be obliged to make any work papers available to Parent except in accordance with such accountants’ normal disclosure procedures and then only after Parent has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(b)                                 If Parent disagrees in whole or in part with the calculation of any amounts on the Final Closing Statement, Parent shall, within thirty (30) days after its receipt of the Final Closing Statement, notify Purchaser of such disagreement in writing (“Dispute Notice”), setting forth in detail the particulars of such disagreement.  Any items or amounts on the Final Closing Statement not disputed in writing by Parent within thirty (30) days after receipt of the Final Closing Statement shall be final, binding and conclusive for purposes of this Agreement.  If the

Dispute Notice is timely provided, Purchaser and Parent shall use commercially reasonable efforts for a period of ten (10) Business Days (or such longer period as they may mutually agree) to, in good faith, attempt to resolve any disagreements with respect to the calculation of any amounts set forth in the Dispute Notice.  If the parties resolve their differences over any disagreed item or amount, then Final Net Working Capital, Final Closing Indebtedness, Final Transaction Expenses and/or Final Closing Cash (as the case may be) shall be the amounts agreed by them in writing.  If, at the end of such ten (10) Business Day period (or such longer period as the parties may have mutually agreed), the parties are unable to fully resolve the disagreements in respect of any disagreed items or amounts, the parties shall refer the matter to the Auditor to resolve any remaining disagreements.  The Auditor shall be instructed to (i) consider only such matters as to which there is a disagreement, (ii) determine, as promptly as practicable, whether the disputed amounts set forth in the Final Closing Statement were prepared in accordance with the standards set forth in this Agreement, and (iii) deliver, as promptly as practicable, but in any event within forty-five (45) days of the end of such ten (10) Business Day period (or such longer period as the parties may have mutually agreed), to Parent and Purchaser its determination in writing.

(c)                                  The resolution for each disputed item or amount contained in the Auditor’s determination shall be made subject to the definitions and principles set forth in this Agreement; provided, however, with respect to each disputed matter, such determination, if not in accordance with the position of either Purchaser and Parent, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Parent in the Dispute Notice or by Purchaser in the Final Closing Statement with respect to such disputed matter.  For the avoidance of doubt, the Auditor shall not review or make any determination with respect to any matter other than the matters that remain in dispute as indicated in a Dispute Notice.  Parent and Purchaser shall bear their own expenses in the preparation and review of the Estimated Closing Statement and Final Closing Statement, except that the fees and expenses of the Auditor shall be borne equally by Parent and Purchaser.  During the review by the Auditor, each of Parent and Purchaser shall, and shall cause its respective Affiliates (including, in the case of Purchaser, the Companies) and its and their respective employees, accountants and other Representatives to, each make available to the Auditor interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Auditor to fulfill its obligations under this Section 3.03(c); provided, that the accountants of Parent or Purchaser shall not be obliged to make any work papers available to the Auditor except in accordance with such accountants’ normal disclosure procedures and then only after such Auditor has signed a customary agreement relating to such access to work papers.  The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Purchaser, Parent or their respective Affiliates, absent manifest error or fraud by Purchaser, Parent, Seller or the Auditor.  The date on which all items and amounts set forth on the Final Closing Statement are finally determined in accordance with this Section 3.03 is hereinafter referred to as the “Determination Date.”

(d)                                 In the event the Auditor refuses engagement under this Section 3.03, Purchaser and Parent shall mutually agree on an Alternate Accounting Firm having no material relationship with the Companies, Purchaser, Parent or their respective Affiliates to resolve any disputes regarding the Final Closing Statement according to Section 3.03(c).  If within thirty (30) days, Purchaser and Parent fail to mutually agree on an Alternate Accounting Firm, then, within an additional ten (10) days, Parent and Purchaser shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm who will act as the Alternate Accounting Firm.  The firm selected in accordance with this Section 3.03(d) shall be the “Auditor” for the purposes of this Section 3.03.

(e)                                  If the Final Adjustment is less than the Estimated Adjustment, then within two (2) Business Days after the Determination Date, Parent shall pay Purchaser an amount equal to such shortfall by wire transfer of immediately available funds to an account designated in writing by Purchaser.  If the Final Adjustment is greater than the Estimated Adjustment, then within two (2) Business Days after the Determination Date, Purchaser shall pay Parent an amount equal to such excess by wire transfer of immediately available funds to an account designated in writing by Parent.  If there is no difference between the Final Adjustment and Estimated Adjustment, then there will be no adjustment to the Closing Payment pursuant to this Section 3.03.

(f)                                   The process set forth in this Section 3.03 shall be the sole and exclusive remedy of any of the parties and their respective Affiliates for any disputes related to the Final Closing Statement, the Final Adjustment and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement.

Section 3.04                             Accounts Receivable; Accounts Payable; Deposits.

(a)                                 Accounts Receivable. After the Closing, Parent shall promptly deliver to Purchaser any cash, checks or other property that it or any of its Affiliates receive to the extent relating to the Accounts Receivable of the Business and not included in the Final Closing Statement. After the Closing, Purchaser shall promptly cause the Companies to deliver to Parent any cash, checks or other property that the Companies or their Subsidiaries receive to the extent relating to any Accounts Receivable of Parent or its Subsidiaries (other than the Companies and their Subsidiaries). Neither party nor its Affiliates shall agree to any settlement, discount or reduction of the Accounts Receivable belonging to the other party. Neither party nor any of its Affiliates shall assign, pledge or grant any security interest in the Accounts Receivable of the other party.

(b)                                 Accounts Payable. Each party and its Affiliates will promptly deliver to the other a true copy of any invoice, written notice of accounts payable or written notice of a dispute as to the amount or terms of any accounts payable received from the creditor of such accounts payable to the extent such accounts payable is owed by the other party and not included in the Final Closing Statement. Should either party discover it has paid an accounts payable belonging to the other party that is not included in the Final Closing Statement, then Purchaser or Parent, as applicable, shall provide written notice of such payment to the other party and the other party shall promptly reimburse the party that paid such accounts payable all amounts listed on such notice.

(c)                                  Customer Deposits. Customer Deposits relating to the period from and after the Closing shall be retained by the Companies and shall be included in the Final Closing Statement.  Seller and its Affiliates shall not have further liability or responsibility after the Closing with respect to any Customer Deposits relating to the period from and after the Closing.

ARTICLE IV.
CLOSING

Section 4.01                             Time and Place.  Unless this Agreement is earlier terminated pursuant to Article XI, the closing of the Transaction (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., New York City time, on the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Purchaser and Parent may agree in writing (the “Closing Date”).

Section 4.02                             Deliveries and Actions by Seller at Closing.  At or prior to the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser:

(a)                                 Seller Certificate.  The certificate required by Section 10.02(d)(i).

(b)                                 Membership Interests and Cross-Receipt.  A duly executed counterpart of the Assignment of Membership Interests Agreement in the form attached as Exhibit A conveying to Purchaser all of the Membership Interests and acknowledging receipt (in the case of Purchaser) of the Membership Interests and receipt of the Closing Payment (in the case of Payment Recipient).

(c)                                  FIRPTA Certificate. A properly completed and executed certificate of non-foreign status of Seller satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(d)                                 Ancillary Agreements.  A duly executed counterpart of each Ancillary Agreement to which Seller or any of the Companies is contemplated to be a party (other than the Assignment of Membership Interests Agreement).

(e)                                  Joinder.  The Joinder, duly executed by Seller and each of the Companies.

Section 4.03                             Deliveries and Actions by Parent at Closing.  At or prior to the Closing, Parent shall deliver, or shall cause to be delivered, to Purchaser:

(a)                                 Parent Certificate.  The certificate required by Section 10.02(d)(ii).

(b)                                 Membership Interests.  A duly executed counterpart of the Assignment of Membership Interests Agreement in the form attached as Exhibit A conveying to Purchaser all of the Membership Interests and acknowledging receipt (in the case of Purchaser) of the Membership Interests and receipt of the Closing Payment (in the case of Payment Recipient).

(c)                                  Ancillary Agreements.  A duly executed counterpart of each Ancillary Agreement to which Parent or any of its Subsidiaries is contemplated to be a party (other than the Assignment of Membership Interests Agreement).

Section 4.04                             Deliveries and Actions by Purchaser at Closing.  At or prior to the Closing, Purchaser shall deliver:

(a)                                 Closing Payment.  To the Payment Recipient, the Closing Payment by wire transfer of immediately available funds to an account designated by the Payment Recipient; provided, however, that the Payment Recipient may direct Purchaser to pay a portion of the Closing Payment to certain lenders to repay outstanding Indebtedness of the Companies or their Subsidiaries.

(b)                                 Purchaser Certificate.  To Parent and Seller, the certificate required by Section 10.03(c).

(c)                                  Purchaser Master Lease.  To Parent, a duly executed copy of the Purchaser Master Lease.

(d)                                 Ancillary Agreements.  To Parent, a duly executed counterpart of each Ancillary Agreement to which Purchaser is contemplated to be a party.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT WITH RESPECT TO PARENT

Except as disclosed in the documents and reports publicly filed or furnished with the United States Securities and Exchange Commission (the “SEC”) by Parent or any of its Subsidiaries since April 12, 2016, and prior to the date hereof (excluding any disclosures set forth in any such documents and reports in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by Parent to Purchaser prior to the Effective Date (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Parent represents and warrants to Purchaser as follows:

Section 5.01                             Organization of Parent.

(a)                                 Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)                                 Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary; except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02                             Authority; Enforceability; No Conflict; Required Filings and Consents.

(a)                                 Parent has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Transaction, including the Membership Interest Sale, and perform its obligations hereunder and thereunder.  The execution and delivery by Parent of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Parent of the Transaction and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of Parent and no vote of Parent’s securityholders are necessary to authorize the consummation of the Transaction.  This Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)                                 Other than in connection with or in compliance with (i) any approvals and filing of notices required under the Gaming Laws and (ii) filings with and approval by the FTC ((i) and (ii) collectively, “Parent Approvals”), and subject to the accuracy of the representations and warranties of Seller, and Purchaser and Boyd, in Section 6.02(b) and Section 8.02(b), respectively, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent of the Transaction, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  The execution and delivery by Parent of this Agreement and each Ancillary Agreement to which it is a party does not, and (assuming the Parent Approvals and the consent of the Lessor to the Transaction are obtained) the consummation of the Transaction and compliance by Parent with any provisions hereof or thereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries or the

Membership Interests or the Purchased Assets, except for such losses, impairments, suspensions, limitations, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.03                             Litigation.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

Section 5.04                             Brokers.  Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the Transaction who would be entitled to any fee or any commission in connection with or upon consummation of the Transaction for which Purchaser or its Affiliates would be responsible.

Section 5.05                             Merger Agreement.

(a)                                 Parent has provided to Purchaser a true and complete copy of the Merger Agreement (including all schedules thereto to the extent relevant to the Transaction, the Business or any of the Companies, the Purchased Assets or the Assumed Liabilities) in force as of the date hereof.  The Merger Agreement is in full force and effect and, except as required by Law or in connection with actions required to be taken to comply with the FTC Order, has not been amended or modified in any way, and no waiver or consent has been given by Parent or Merger Sub thereunder without Purchaser’s prior written consent, (i) that relates to the Transaction, the Business or any of the Companies, the Purchased Assets or the Assumed Liabilities and that would reasonably be expected to be materially adverse to the Transaction, the Business or any of the Companies, the Purchased Assets or the Assumed Liabilities, as the case may be, (ii) that would be, or would reasonably be expected to be, materially adverse to Bobcat’s or Purchaser’s rights or obligations under this Agreement, or Bobcat’s or Purchaser’s interest in, or expected benefits from, the Transaction taken as a whole or (iii) that would permit Seller to sell or encumber any of the Membership Interests or Purchased Assets, other than in accordance with this Agreement (any such amendment or modification with any of the effects set forth in clauses (i) — (iii), (a “Purchaser Adverse Amendment”, and any such waiver or consent, a “Purchaser Adverse Waiver”).

(b)                                 Each of Parent and Merger Sub has complied with its obligations under the Merger Agreement in all material respects.

(c)                                  To the Knowledge of Parent, Seller has complied with its obligations under the Merger Agreement in all material respects.

Section 5.06                             Licensability of Principals.  None of Parent or any of its respective officers, directors, partners, managers, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Parent for a Gaming Approval by a Gaming Authority, or any holders of Parent’s capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing persons collectively, the “Parent Licensed Affiliates”), has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority.  Each of Parent and its Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Parent Affiliate Permits”) is in good standing in each of the jurisdictions in which such Parent Licensed Affiliate owns, operates, or manages gaming facilities.  To the knowledge of Parent, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Parent Affiliate Permit of any of the Parent Licensed Affiliate or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Parent Licensed Affiliate currently pending, or under the licensing, suitability, registration or approval proceedings necessary for the consummation of the Transaction.

Section 5.07                             Known Effects.  To the Knowledge of Parent, there is no fact, event, change, circumstance, occurrence or effect (each, a “Fact”) when taken individually or together with all other Facts, that has had or would reasonably be expected to have a material adverse impact on any of the Companies, the Purchased Assets or the Business other than each Fact Known to Purchaser.

Section 5.08                             No Additional Representations.

(a)                                 Except for the representations and warranties contained in this Article V, neither Parent nor any other Person or entity on behalf of Parent has made or makes any representation or warranty, whether express or implied, with respect to Parent, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Boyd, Purchaser or any of their respective Representatives by or on behalf of Parent.  Neither Parent nor any other Person or entity on behalf of Parent has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to Boyd or Purchaser or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Parent or its Subsidiaries, whether or not included in any management presentation.

(b)                                 Parent acknowledges and agrees that except for the representations and warranties contained in Article VIII, none of Boyd, Purchaser or any other Person or entity on behalf of the Boyd or Purchaser has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied, with respect to Boyd or Purchaser or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or any of its Representatives by or on behalf of Boyd or Purchaser.  Parent acknowledges and agrees that none of Boyd, Purchaser or any other Person or entity on behalf of Boyd or Purchaser has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to Parent or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Boyd or Purchaser, whether or not included in any management presentation.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER

Except as disclosed in the documents and reports publicly filed or furnished with the SEC by Seller or any of its Subsidiaries since April 12, 2016, and prior to the date hereof (excluding any disclosures set forth in any such documents and reports in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein) (the “Seller SEC Documents”), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by Seller (or on behalf of Seller by Parent) to Purchaser prior to the Effective Date (the “Seller Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Seller represents and warrants to Purchaser as follows:

Section 6.01                             Organization of Seller.

(a)                                 Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

(b)                                 Each of Seller’s Subsidiaries is a legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.  Each of Seller and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is, where applicable, in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and, where applicable, in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 6.02                             Authority; No Conflict; Required Filings and Consents.

(a)                                 Seller has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Transaction and perform its obligations hereunder and thereunder.  As of the date that the Joinder is deliver to Purchaser, the execution and delivery by Seller of this Agreement, each Ancillary Agreement to which it is a party and the Joinder (if and when delivered) and the consummation by Seller of the Transaction and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the board of directors of Seller and, except for subject to approval of the Merger Agreement by holders of at least a majority of the outstanding shares of Seller’s common stock, par value $0.01 per share (such vote, together with the occurrence of any related advisory votes, the “Seller Stockholder Approval”), no other corporate proceedings on the part of Seller or vote of Seller’s securityholders are necessary to authorize the consummation of the Transaction.  As of the date that the Joinder is deliver to Purchaser, this Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties (other than the Companies), this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)                                 Other than in connection with or in compliance with (i) the filing of the Certificate of Merger (as defined in the Merger Agreement), (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” Laws, (v) the rules and regulations of Nasdaq Global Select Market, (vi) compliance with and obtaining such Gaming Approvals as may be required under applicable Gaming Laws, (vii) filings with and approval by the FTC and (viii) the Seller Stockholder Approval (collectively, the “Seller Approvals”), and, subject to the accuracy of the representations and warranties set forth Section 5.02(b) and Section 8.02(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with any Governmental Entity is necessary, under applicable Law, for the consummation by Seller of the Transaction, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Transaction and have not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)                                  The execution and delivery by Seller of this Agreement does not, and (assuming Seller Approvals and the consent of the Lessor to the Transaction are obtained) the consummation of Transaction and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of Seller or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Seller or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien (other than (x) Permitted Liens (other than Permitted Closing Liens) that will be released and extinguished on or prior to the Closing and (y) Permitted Closing Liens), in each case, upon any of the properties or assets of Seller or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Seller or any of its Subsidiaries, or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 6.03                             Title to Membership Interests.  Seller is the record and beneficial owner of all Membership Interests, free and clear of all Liens or any other restrictions on transfer other than (i) restrictions on transfer arising under applicable securities Laws and Gaming Laws and (ii) Liens securing obligations under that certain Credit Agreement, dated as of April 28, 2016, by and among the Seller, as borrower, the subsidiaries of the Seller party thereto, as guarantors, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent, which Liens will be released and terminated at or substantially concurrently with the Closing.  Neither Seller nor any other Person is the record or beneficial owner of any membership, equity (including instruments convertible into equity) or other interest in any of the Companies, other than the Membership Interests.  Upon the Closing, (a) Seller will deliver to Purchaser good, valid, and marketable title to all such Membership Interests, free and clear of any Liens (other than restrictions arising under applicable securities Laws or Gaming Laws), and (b) neither Seller nor any other Person (other than Purchaser) will own any of, or have any interest in, the Membership Interests or any interest in any of the Companies.  Prior to the date hereof, Seller has not, and immediately prior to the Closing, Seller will not have, transferred any interest or right in the Membership Interests or in any Company to any Person or granted any other Person any option to purchase or any other rights of any nature whatsoever in or to any of the Membership Interests.  Seller is not a party to any voting trust, proxy, or any other agreement with respect to the Membership Interests or any membership interest or stock in any Subsidiary of any Company.  There are no warrants, options, calls, preemptive rights, subscriptions or other rights to acquire any equity or other interests in any of the Companies or any of their Subsidiaries.

Section 6.04                             Litigation.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of Seller, threatened) against or affecting Seller or any of its Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against Seller or any of its Subsidiaries.

Section 6.05                             No Additional Representations.

(a)                                 Except for the representations and warranties contained in this Article VI and the representations and warranties of Seller contained in Article VII, neither Seller nor any other Person or entity on behalf of Seller has made or makes, and Seller has not relied upon, any representation or warranty, whether express or implied, with respect to Seller, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Boyd, Purchaser or any of their respective Representatives by or on behalf of Seller.  Neither Seller nor any other Person or entity on behalf of Seller has made or makes, and Seller has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to Boyd or Purchaser or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Seller or its Subsidiaries, whether or not included in any management presentation.

(b)                                 Seller acknowledges and agrees that except for the representations and warranties contained in Article VIII, none of Boyd, Purchaser or any other Person or entity on behalf of Boyd or Purchaser has made or makes any representation or warranty, whether express or implied, with respect to Boyd or Purchaser or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Seller or any of its Representatives by or on behalf of Boyd or Purchaser.  Seller acknowledges and agrees that none of Boyd, Purchaser or any other Person or entity on behalf of Boyd or Purchaser has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to Seller or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Boyd or Purchaser, whether or not included in any management presentation.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANIES

Except as disclosed in the Seller SEC Documents, where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the Seller Disclosure Letter (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), each of Parent and Seller represents and warrants as follows:

Section 7.01                             Qualification, Organization, Subsidiaries.

(a)                                 Each of the Companies and their Subsidiaries is a legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Companies and their Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and, where applicable, is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and, where applicable, in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Seller has made available to Purchaser prior to the date of this Agreement a true and complete copy of the certificate of formation, limited liability company agreement and other organizational documents of each of the Companies  (collectively, the “Companies Organizational Documents”), in each case, as amended through the date hereof.

Section 7.02                             Capitalization.

(a)                                 All outstanding membership interests or other equity interests of each of the Companies are owned by Seller. All outstanding membership interests or equity interests of each of the Companies are duly authorized, validly issued, and free of preemptive rights.

(b)                                 As of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which any of the Companies is a party (i) obligating any of the Companies or any of their Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any membership interests or other equity interests of the Companies or securities convertible into or exchangeable for such membership interests or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such membership interests or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Seller, or (E) make any payment to any person the value of which is derived from or calculated based on the value of any membership interests or other equity interest of any of the Companies, or (ii) granting any preemptive or antidilutive or similar rights with respect to any membership interest or other equity interest issued by any of the Companies or their Subsidiaries. None of the Companies owns any shares of capital stock of Seller.

Section 7.03                             Corporate Authority Relative to this Agreement; No Violation.

(a)                                 Each of board of directors or equivalent governing body has unanimously approved the execution, delivery and performance of this Agreement and the Transaction. Upon executing of the Joinder by the Companies, this Agreement shall be duly and validly executed and delivered by each of the Companies and, assuming this Agreement constitutes the legal, valid and binding agreement of the counterparties thereto, this Agreement constitutes a legal, valid and binding agreement of each of the Companies and is enforceable against each of the Companies in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)                                 Other than in connection with or in compliance with (i) the filing of the Certificate of Merger (as defined in the Merger Agreement) with the Secretary of State of the State of Delaware, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities, takeover and “blue sky” Laws, (v) the rules and regulations of Nasdaq, (vi) any approvals and filing of notices required under the Gaming Laws, (vii) filings with and approval by the FTC, and (viii) the Seller Stockholder Approval, and, subject to the accuracy of the representations and warranties of Purchaser in Article VIII, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by any of the Companies of the Transaction, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Transaction and have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  The execution and delivery by each of the Companies of this Agreement does not, and the consummation of the Transaction and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of any of the Companies or any of their Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon any of the Companies or any of their Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien, in each case, upon any of the properties or assets of any of the Companies or any of their Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of any of the Companies Organizational Documents, in each case as amended or restated, of any of the Companies or any of their Subsidiaries, or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.04                             Financial Statements.

(a)                                 The consolidated financial statements (including all related notes and schedules) of Seller included in the Seller SEC Documents (the “Seller Financial Statements”) at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of Seller and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto, or with respect to pro-forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(b)                                 Copies of Seller’s management accounts containing (i) the unaudited balance sheets of each Company and its Subsidiaries (A) as of December 31, 2016 and (B) as of the last day of each calendar quarter of 2017 ending on or prior to September 30, 2017 and (ii) the related statements of income (with no income statement accounts below Adjusted EBITDAR (as customarily defined in the Seller SEC Documents)) for (A) the twelve-month period ended December 31, 2016 and (B) each calendar quarter of 2017 ending on or prior to September 30, 2017 (the “Company Financial Statements”) have been delivered or made available to Purchaser and are set forth in Section 7.04(b) of the Seller Disclosure Letter. The Company Financial Statements have been prepared from the books and records of Seller in accordance with the accounting policies applied by Seller on a consistent basis during the periods indicated. The Company Financial Statements have been prepared for use in, and were used as the primary basis for (with respect to the Companies), the preparation of the Seller Financial Statements. The Company Financial Statements fairly present in all material respects the financial condition of each such Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of such Company and its Subsidiaries for the periods indicated. The Company Financial Statements comply, in all material respects, with the accounting and reporting requirements of applicable Gaming Laws.

(c)                                  Neither any of the Companies nor any of their Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among any of the Companies or one of their Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Companies or any of their Subsidiaries in Seller’s financial statements or other Seller SEC Documents.

Section 7.05                             Compliance with Law; Permits.

(a)                                 Except with respect to Gaming Laws, each of the Companies and their Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Companies and each of their Subsidiaries are in compliance with all Gaming Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not be material to the Companies and their Subsidiaries, taken as a whole. Since January 1, 2016, neither any of the Companies nor any of their Subsidiaries has received any written notice or, to the Knowledge of Seller, other communication from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except where such violation or failure has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Each of the Companies and their Subsidiaries are in possession of all Permits, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for any of the Companies and any of their Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to possess or file the Company Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof. Each of the Companies and their Subsidiaries is in compliance with the terms and requirements of all Company Permits, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.06                             Environmental Laws and Regulations.

(a)                                 Each of the Companies and their Subsidiaries and their ownership, occupation and use of any Real Property are, and have since January 1, 2013 been, in compliance with all applicable Environmental Laws, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 There has been no release or disposal of any Hazardous Material by, at the direction of, for or on behalf of any of the Companies or any of their Subsidiaries from, at, on or under any Company Owned Real Property or Company Leased Real Property, except for such release or disposal of Hazardous Materials as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Neither any of the Companies nor any of their Subsidiaries has received any written notice of claim, summons, order, direction or other communication relating to non-compliance with any Environmental Laws or permit issued pursuant to Environmental Laws from any Governmental Entity or other third party, except with respect to such communications relating to any such matters as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Neither any of the Companies nor any of their Subsidiaries has received written notice of a pending investigation by a Governmental Entity with respect to any potential non-compliance with any Environmental Law or permit issued pursuant to Environmental Laws, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)                                  Neither any of the Companies nor any of their Subsidiaries is subject to any material agreement with or is subject to any material Order by a Governmental Entity with respect to any Hazardous Material cleanup or violation of Environmental Laws.

(f)                                   Each of the Companies and their Subsidiaries is in possession of all permits required pursuant to Environmental Laws necessary to carry on such person’s business as it is currently being conducted, each such permit is valid and in full force and effect, neither any of the Companies nor any of their Subsidiaries has received written notice of any adverse change in the status or terms and conditions of any such permit and neither any of the Companies nor any of their Subsidiaries is in violation of any such permit, except for the failure to possess or comply with any such permit as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)                                  Neither any of the Companies nor any of their Subsidiaries has received any written notice alleging that it has a liability pursuant to Environmental Laws in connection with any location where its wastes have come to be disposed, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

The representations and warranties set forth in this Section 7.06 are the sole and exclusive representations and warranties relating to Environmental Laws, liabilities relating to the release or disposal of Hazardous Materials, or environmental matters generally.

Section 7.07                             Employee Benefit Plans.

(a)                                 Section 7.07(a) of the Seller Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Purchaser: (i) the Company Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the Company Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance contracts or other funding arrangements, (v) the most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”), (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, and (viii) the most recent audited financial statement and/or actuarial valuation.

(b)                                 Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. All material contributions required to be made to any Company

Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in all material respects or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Companies in accordance with GAAP in all material respects. There are no pending or threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans.

(c)                                  Each Company Benefit Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of Seller, there is no material reason why any such determination letter should be revoked or not be issued or reissued.

(d)                                 Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Companies, their Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(e)                                  Neither any of the Companies, their Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f)                                   No Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of any of the Companies or any of their Subsidiaries beyond their retirement or other termination of service, except as (i) as required by Section 4980B of the Code or other Law, (ii) benefits under insured Company Benefit Plans provided in the event an employee is disabled at the time of termination of the employee’s employment with the Companies or their Subsidiaries and the conversion privileges provided under such insured plans, and (iii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

(g)                                  Except as provided in Section 2.4 of the Merger Agreement and Section 5.16(c) of the Merger Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transaction or the Merger, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of any of the Companies or any of their Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan, (iv) result in the forgiveness of indebtedness for the benefit of any such current or former employee, director, consultant or officer, or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) who is a Property Employee that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or not be deductible by the Companies, any of their Subsidiaries or Purchaser under Section 280G of the Code.

(h)                                 No Company Benefit Plan provides for, and neither any of the Companies nor any of their Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(i)                                     No Company Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers who reside or provide services outside of the United States.

Section 7.08                             Labor Matters.

(a)                                 As of the date hereof, neither any of the Companies nor any of their Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other similar Contract with any labor organization, union or association.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no work slowdowns, lockouts, stoppages, picketing or strikes pending or, to the Knowledge of Seller, threatened between any of the Companies or any of their Subsidiaries and its employees. As of the date hereof, there is no organization effort pending or, to the Knowledge of Seller, threatened by any labor union to organize any employees of any of the Companies or any of their Subsidiaries and no labor union has made a pending demand for recognition or certification as the exclusive bargaining agent of any employees of any of the Companies or any of their Subsidiaries.

(c)                                  The Companies and their Subsidiaries are in compliance with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, worker classification, immigration, unfair labor practices and the Worker Adjustment and Retraining Notification Act of 1988 (and any similar state or local statute), except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.09                             Absence of Certain Changes or Events.

(a)                                 From January 1, 2017, through the date of this Agreement, the businesses of each of the Companies and its Subsidiaries, as applicable, has been conducted in all material respects in the ordinary course of business, and none of the Companies or any Subsidiary of any of the Companies has undertaken any action that, if taken, during the period from the date of this Agreement to the Effective Time (as defined in the Merger Agreement), would constitute a breach of clauses (i), (iv), (v), (vi), (ix) or (xvi) (solely as it relates to clauses (i), (iv), (v), (vi) or (ix)) of section 5.1(b) of the Merger Agreement.

(b)                                 Since January 1, 2017, through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.10                             Investigations; Litigation.  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the Knowledge of Seller, threatened) against or affecting any of the Companies or any of their Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against any of the Companies or any of their Subsidiaries.

Section 7.11                             Anti-Bribery.

(a)                                 Since January 1, 2016, neither any of the Companies nor any of their Subsidiaries, to the Knowledge of Seller, in each case, acting on behalf of any of the Companies or any of their Subsidiaries, have taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”), except where such action would not be material to the Companies and their Subsidiaries, taken as a whole.

(b)                                 Since January 1, 2016, neither any of the Companies nor any of its Subsidiaries, to the Knowledge of Seller, has been subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving any of the Companies or any of their Subsidiaries, in each case in any way relating to the FCPA, except where such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or disclosures would not be material to the Companies and their Subsidiaries, taken as a whole.

Section 7.12                             Tax Matters.

(a)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Companies and each of their Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) each of the Companies and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that any of the Companies or any of their Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of any of the Companies and their Subsidiaries contained in the Seller SEC Documents filed prior to the date hereof, (iii) there are no currently effective waivers of any statute of limitations with respect to Taxes of any of the Companies or their respective Subsidiaries or extensions of time with respect to a Tax assessment or deficiency asserted against any of the Companies or their respective Subsidiaries, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation, in each case, with respect to any of the

Companies or their respective Subsidiaries, have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of any of the Companies or any of their Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of any of the Companies or any of their Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) except as contemplated by the Tax Matters Agreement, dated July 20, 2015, by and between Seller and Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”), no Company and no Subsidiary of any Company is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is Seller) or has any liability for Taxes of any person (other than Seller, GLPI, or any of their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or otherwise, and (viii) no Company and no Subsidiary of any Company has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(b)                                 None of any of the Companies or any of their Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

Section 7.13                             Assets and Properties.

(a)                                 Except as set forth in Section 7.13 of the Seller Disclosure Letter and the real property subject to the Belterra Park Purchase Agreement (i) either the Companies or a Subsidiary of the Companies has good and valid title, and as of the Closing Date will have good and valid title, subject only to (A) Permitted Liens (other than Permitted Closing Liens) that will be released and extinguished at or prior to the Closing Date, (B) Permitted Closing Liens, and (C) any encumbrances and obligations that run with the land (including, but not limited to, easements and right-of-way agreements), to each material real property owned by any of the Companies or any of their Subsidiaries (such owned property collectively, the “Companies Owned Real Property”) and (ii) either the Companies or a Subsidiary of the Companies has a good and valid leasehold interest, and as of the Closing Date, the Companies or a Subsidiary of the Companies will have good and valid leasehold interest, in each material lease, material sublease and other material agreement under which the Companies or any of their Subsidiaries uses or occupies or has the right to use or occupy any real property (including real property at which operations of the Companies or any of their Subsidiaries are conducted) (such property, collectively, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than (A) Permitted Liens (other than Permitted Closing Liens) that will be released and extinguished on or prior to the Closing Date, (B) Permitted Closing Liens, and (C) any Lien affecting solely the interest of the landlord thereunder. Each Company Real Property Lease is, and after giving effect to the consummation of the transactions contemplated by this Agreement and receipt of any consents required under any Company Real Property Lease from the landlords thereunder, will be, valid, binding and in full force and effect, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

Except as set forth in Section 7.13 of the Seller Disclosure Letter, no uncured default of a material nature on the part of any Company or, if applicable, its Subsidiary or, to the Knowledge of Seller, the landlord or sublandlord thereunder (as applicable), exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Section 7.13(a) of the Seller Disclosure Letter sets forth a correct and complete list, as of the date hereof, of the Company Owned Real Property and the Company Leased Real Property.

(b)                                 Other than the Belterra Park Purchase Agreement and the transactions contemplated therein, (i) there are no material leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon; and (ii) there are no material outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon.

Section 7.14                             Insurance .  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof (a) all insurance policies held by any of the Companies or any of their Subsidiaries as of the date hereof (each, a “Company Insurance Policy”) are in full force and effect, (b) all premiums due and payable in respect of such insurance policies have been timely paid, and (c) neither any of the Companies nor any of their Subsidiaries has reached or exceeded its policy limits for any such insurance policies. Each of the Companies and their Subsidiaries have complied in all material respects with the provisions of each Company Insurance Policy under which such person is the insured party. None of the Companies or any of their Subsidiaries has received any written notice of cancellation of any Company Insurance Policy, and there is no material claim by any of the Companies or any of its Subsidiaries pending under any Company Insurance Policy as to which coverage has been denied or disputed.

Section 7.15                             Material Contracts.

(a)                                 Except for this Agreement, the Employee Benefit Plans, and agreements filed as exhibits to the Seller SEC Documents (including, for the avoidance of doubt, those that are filed with the SEC at any time prior to the date hereof and incorporated by reference thereto), as of the date of this Agreement, neither any of the Companies nor any of its Subsidiaries is a party to or bound by:

(i)                                                   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                                other than Contracts described in Section 7.15(v), any Contract that involved individual or aggregate payments or consideration of more than $750,000 in the twelve-month period ended October 31, 2017, or is expected to involve individual or aggregate payments or consideration of more than $750,000 in the twelve-month period beginning October 31, 2017 (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments that will be received under any such Contract), for goods and services furnished by or to any of the Companies or any of their Subsidiaries;

(iii)                                             any Company Real Property Leases having a remaining term of more than twelve (12) months and involving a payment of more than $750,000 annually;

(iv)                                            any Contract under which any of the Companies or any of their Subsidiaries has continuing material indemnification, earnout or similar obligations to any third person, other than those entered into in the ordinary course of business consistent with past practice;

(v)                                               any Contract for capital expenditures involving payments of more than $1,000,000 individually or in the aggregate, by or on behalf of any of the Companies or any of their Subsidiaries;

(vi)                                            any Contract involving a joint venture or strategic alliance or partnership agreement or other sharing of profits or losses with any person;

(vii)                                         any Contract relating to Indebtedness under which the principal, face or notional amount, as applicable, outstanding thereunder payable by any of the Companies or any of their Subsidiaries is greater than $1,000,000, and any Contract creating or imposing a Lien other than a Permitted Lien, on the assets or properties of any Company or any of its Subsidiaries;

(viii)                                      any Contract containing covenants by any of the Companies or any of their Affiliates not to (A) compete with any person or (B) engage in any line of business or activity in any geographic location, in each case that would be material to any of the Companies or their Subsidiaries;

(ix)                                            any Contract evidencing an outstanding loan, advance or investment by the Company or any of its Subsidiaries to or in, any person (other than any other Subsidiary of the Company) of more than $10,000,000 in the aggregate (excluding trade receivables and advances to employees for normally incurred business expenses, each arising in the ordinary course of business consistent with past practice); and

(x)                                               any Order or settlement or conciliation agreement with any Governmental Entity material to the Company.

All contracts of the types referred to in clauses (i) through (x) above are referred to herein as a “Company Material Contract”.

(b)                                 Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither any of the Companies nor any of their Subsidiary is in breach of or default under the terms of any Company Material Contract and, to the Knowledge of Seller, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (ii) each Company

Material Contract is a valid and binding obligation of the Company or Subsidiary that is party thereto and, to the Knowledge of Seller, of each other party thereto, and is in full force and effect, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

Section 7.16                             Intellectual Property.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Companies and their Subsidiaries own the Company Registrations free and clear of all Liens other than (i) Permitted Liens (other than Permitted Closing Liens) that will be released and extinguished on or prior to the Closing and (ii) Permitted Closing Liens. All material issued patents, all registered copyrights and all registered trademarks included in the Company Registrations are valid and, to the Knowledge of Seller, enforceable.

(b)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) the conduct of the business of each Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party and (ii) since January 1, 2016 through the date of this Agreement, none of the Companies has not received any written claim alleging any such infringement, violation or misappropriation.

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, to the Knowledge of Seller, no person or entity is infringing, misappropriating or otherwise violating or misappropriating any Intellectual Property owned by the Companies or any of its Subsidiaries.

Section 7.17                             Affiliate Transactions.  To the Knowledge of Seller, no officer, director or Affiliate of any of the Companies or their Subsidiaries or any individual in such officer’s or director’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of any of the Companies or their Subsidiaries, (b) with the exception of liabilities incurred in the ordinary course of business, owes money to, or is owed money by, any of the Companies or their Subsidiaries, or (c) is a party to or the beneficiary of any Contract with any of the Companies or their Subsidiaries, except in each case for compensation and benefits payable under any Company Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Seller SEC Documents, there are no Contracts between any of the Companies or any of their Subsidiaries, on the one hand, and any officer, director or Affiliate of such Company or its Subsidiaries or any individual in such officer’s or director’s immediate family, on the other hand.

Section 7.18                             No Other Representation.

(a)                                 Except for the representations and warranties contained in this Article VII and the representations and warranties of Seller contained in Article VI (but only to the extent that such representations and warranties relate to the Companies), none of the Companies, Seller, Parent nor any other Person or entity on behalf of the Companies has made or makes any representation or warranty, whether express or implied, with respect to the Companies or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Boyd, Purchaser or any of their respective Representatives by or on behalf of Parent or Seller.  None of Parent, Seller or the Companies nor any other Person or entity on their behalf has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to Boyd or Purchaser or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Seller or its Subsidiaries, whether or not included in any management presentation.

(b)                                 Each of the Companies acknowledges and agrees that except for the representations and warranties contained in Article VIII, none of Boyd, Purchaser or any other Person or entity on behalf of Boyd or Purchaser has made or makes, and the Companies have not relied upon, any representation or warranty, whether express or implied, with respect to Boyd or Purchaser or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to such Company or any of its Representatives by or on behalf of Boyd or Purchaser.  Each of the Companies acknowledges and agrees that none of Boyd, Purchaser or any other Person or entity on behalf of Boyd or Purchaser has made or makes, and the Companies have not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to such Company or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Boyd or Purchaser, whether or not included in any management presentation.

ARTICLE VIII.
REPRESENTATIONS AND WARRANTIES OF BOYD AND PURCHASER

Except as disclosed in the documents and reports publicly filed or furnished by Boyd or any of its Subsidiaries since April 12, 2016, and prior to the date hereof (excluding any disclosures set forth in any such documents and reports in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by Boyd to Parent prior to the Effective Date (the “Purchaser Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Boyd and Purchaser represent and warrant to Parent as follows:

Section 8.01                             Organization of Boyd and Purchaser.

(a)                                 Boyd is a corporation and Purchaser is a limited liability company and each of Boyd and Purchaser is (i) duly incorporated, validly existing and in good standing under the Laws of the State of Nevada (in the case of Boyd) or (ii) duly formed, validly existing and in good standing under the Laws of the State of Nevada (in the case of Purchaser) and each of Boyd and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)                                 Each of Bobcat’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, materially hinder or materially delay the consummation by Boyd or Purchaser of the Transaction.  Each of Boyd and its Subsidiaries is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary; except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, materially hinder or materially delay the consummation by Boyd or Purchaser of the Transaction.

Section 8.02                             Authority; Enforceability; No Conflict; Required Filings and Consents.

(a)                                 Each of Boyd and Purchaser has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the Transaction and perform its obligations hereunder and thereunder, including the Membership Interest Sale.  The execution and delivery by each of Boyd and Purchaser of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Boyd and Purchaser of the Transaction has been duly and validly authorized by each of the boards of directors (or equivalent corporate body) of Boyd and Purchaser, respectively and no other corporate proceedings on the part of Boyd or Purchaser, respectively, or vote of Bobcat’s securityholders, are necessary to authorize the consummation of the Transaction.  This Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by Boyd and Purchaser, as applicable, and, assuming the due authorization, execution and delivery by the other parties, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligations of Boyd and Purchaser, as applicable, enforceable against Boyd and Purchaser in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)                                 Other than in connection with or in compliance with (i) any approvals and filing of notices required under the Gaming Laws and (ii) filings with and approval by the FTC and ((i) and (iii) collectively, “Purchaser Approvals”), and subject to the accuracy of the representations and warranties of Parent and Seller in Section 5.02(b) and Section 6.02(b), respectively, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Boyd and Purchaser of the Transaction, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Transaction.

(c)                                  The execution and delivery by Boyd and Purchaser of this Agreement does not, and (assuming the Purchaser Approvals are obtained) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Boyd or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Boyd or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Boyd or any of its Subsidiaries, except for such losses, impairments, suspensions, limitations, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, materially hinder or materially delay the consummation by Boyd or Purchaser of the Transaction, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Boyd or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, materially hinder or materially delay the consummation by Boyd or Purchaser of the Transaction.

Section 8.03                             Brokers.  Except for the fees and commissions of Moelis & Company, Purchaser has not employed and no Person has acted directly or indirectly as a broker, financial advisor or finder for Purchaser and Purchaser has not incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transaction.

Section 8.04                             Financing.  Purchaser and Boyd will have at the Closing funds sufficient to enable Purchaser to pay the Closing Payment, any fees and expenses payable under this Agreement by Purchaser and to consummate the Transaction.  In no event shall the receipt or availability of funds or financing by Purchaser or Boyd be a condition to Purchaser’s obligations hereunder. As of the date hereof, the sum of (a) the unrestricted cash of Purchaser, (b) the unrestricted cash of Boyd and (c) undrawn revolving loan commitments immediately available for borrowings by Boyd (“Available Commitments”) pursuant to the Third Amended and Restated Credit Agreement, dated as of August 14, 2013, as amended pursuant to Amendment No. 1 dated as of September 15, 2016 and Amendment No. 2 and Refinancing Amendment dated as of March 29, 2017 (as so amended, the “Boyd Credit Agreement”), among Boyd, Bank of America, N.A., as administrative agent, and the other parties thereto (the sum of (a), (b) and (c), the “Available Sources”) equal an amount not less than the sum of (x) the aggregate cash consideration payable to Seller hereunder and (y) the aggregate amount of any fees and expenses or other amounts payable by Boyd and Purchaser in connection with the consummation of the Transactions (such sum of (x) and (y), the “Required Amount”).

Section 8.05                             Solvency.  As of the Closing, after giving effect to any Indebtedness being incurred on such date in connection herewith, and assuming satisfaction of the conditions set forth in Section 10.02, neither Boyd nor the Purchaser (i) will be insolvent (either because its financial condition is such that the sum of its debts (including a reasonable estimate of the amount of all contingent Liabilities) is greater than the fair value of its assets, or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 8.06                             Purchaser.  Purchaser is a wholly owned direct or indirect Subsidiary of Boyd. Since its date of incorporation, Purchaser has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 8.07                             Licensability of Principals.  None of Boyd or any of its respective officers, directors, partners, managers, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Boyd for a Gaming Approval by a Gaming Authority, or any holders of Bobcat’s capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing persons collectively, the “Purchaser Licensed Affiliates”), has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority.  Each of Boyd and its Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Purchaser Affiliate Permits”) is in good standing in each of the jurisdictions in which such Purchaser Licensed Affiliate owns, operates, or manages gaming facilities.  To the knowledge of Boyd, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Purchaser Affiliate Permit of any of the Purchaser Licensed Affiliate or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Purchaser Licensed Affiliate currently pending, or under the licensing, suitability, registration or approval proceedings necessary for the consummation of the Transaction.

Section 8.08                             Litigation.  Except as would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, materially hinder or materially delay the consummation by Boyd or Purchaser of the Transaction, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of Purchaser, threatened) against or affecting Boyd or any of its Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against Boyd or any of its Subsidiaries.

Section 8.09                             No Additional Representations.

(a)                                 Except for the representations and warranties contained in this Article VIII, neither Boyd nor Purchaser nor any other Person or entity on behalf of Boyd or Purchaser has made or makes any representation or warranty, whether express or implied, with respect to Boyd, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Seller or any of their respective Representatives by or on behalf of Boyd or Purchaser.  Neither Boyd nor Purchaser nor any other Person or entity on behalf of Boyd or Purchaser has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to Parent or Seller or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Boyd or its Subsidiaries, whether or not included in any management presentation.

(b)                                 Boyd and Purchaser acknowledge and agree that except, (i) with respect to Seller, for the representations and warranties contained in Article VI and Article VII and (ii) with respect to Parent, for the representations and warranties contained in Article V, none of the Companies, Seller, Parent or any other Person or entity on behalf of Seller or Parent has made or makes any representation or warranty, whether express or implied, with respect to Parent, Seller, the Companies, the Business or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, or with respect to the accuracy or completeness of any other information provided or made available to Boyd or Purchaser or any of their respective Representatives by or on behalf of Parent, Seller or the Companies.  In furtherance of and not in limitation of the foregoing, Boyd and Purchaser acknowledge and agree that none of Parent, Seller, the Companies or any other Person or entity on behalf of Parent, Seller or the Companies has made or makes, and neither Boyd nor Purchaser has relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates, budgets, future operating or financial results, plans or prospects (including the reasonableness of the assumptions underlying such projections, forecasts, estimates, budgets, future operating or financial results, plans or prospects) provided or made available to Boyd or Purchaser or any of their respective Representatives, or of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Parent, Seller, the Companies or the Business, whether or not included in any management presentation.  Boyd and the Purchaser acknowledge and agree that none of Seller or any other Person or entity on behalf of Parent or Seller has made or makes any representation or warranty, whether express or implied, with respect to the Retained Liabilities.

ARTICLE IX.
COVENANTS

Section 9.01                             Certain Obligations of Parent and Boyd Prior to the Closing.

(a)                                 During the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing (the “Pre-Closing Period”), (i) Parent shall, and shall cause Merger Sub to, (A) comply with all of its obligations under the Merger Agreement, the noncompliance with which would have a material adverse effect on the Transaction, the Business or any of the Companies, the Purchased Assets or Assumed Liabilities, and (B) comply with its obligations thereunder to cause the consummation of the Merger, and (ii) Parent shall use its reasonable best efforts, including enforcing all of its rights and pursuing all of its available remedies thereunder, to cause Seller to (x) comply with all of its obligations under the Merger Agreement, (y) use its commercially reasonable efforts to conduct the business of Seller and its Subsidiaries in all material respects in the ordinary course of business, and (z) use its commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Permits of Seller.

(b)                                 Parent shall keep Purchaser reasonably informed with respect to the status of the transactions contemplated by the Merger Agreement and any material developments in respect thereto.  Parent shall promptly notify Purchaser in writing upon the occurrence of any event, fact or circumstance that to the Knowledge of Parent: (i) has caused any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any respect such that it would be reasonable to expect that (A) the applicable closing conditions of the Merger Agreement would be incapable of being satisfied by the End Date or (B) such failure to be true or accurate would have a material adverse impact on the Transaction, the Business or any of the Companies, the Purchased Assets or the Assumed Liabilities; (ii) is or has caused any failure of any party to the Merger Agreement to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the Merger Agreement such that it would be reasonable to expect that (A) the applicable closing conditions of the Merger Agreement would be incapable of being satisfied by the End Date or (B) such failure to comply with or satisfy such covenant or agreement would be materially adverse to the Transaction, the Business or any of the Companies, the Purchased Assets or the Assumed Liabilities; (iii) resulted in the failure of any condition necessary to consummate the Merger capable of being satisfied by the End Date; or (iv) the making by any party to the Merger Agreement of any request for any amendment to, or waiver or consent under, the Merger Agreement, in each case that would be Purchaser Adverse Amendment or Purchaser Adverse Waiver.  In the event that notice is required by the foregoing sentence, Parent shall Parent shall promptly provide Purchaser with a summary of such event, fact or circumstance and a copy of the pertinent portions of the notice(s) received from the other parties to the Merger Agreement.

(c)                                  During the Pre-Closing Period, Parent shall not grant any Purchaser Adverse Waiver or agree to any Purchaser Adverse Amendment without Purchaser’s prior written consent.

(d)                                 During the Pre-Closing Period, Parent shall not permit Seller to take any action that would reasonably be expected to result in (i) any Membership Interest being subject to any Lien or (ii) any Purchased Assets being subject to any Lien other than (A) Liens that will be released and extinguished on or prior to the Closing and (B) Permitted Closing Liens.

(e)                                  If Parent wishes to terminate the Merger Agreement and is entitled to terminate the Merger Agreement pursuant to more than one provision of the Merger Agreement, and terminating pursuant to any such provision would entitle Parent to any termination fee or reimbursement of expenses from Seller or any of its Affiliates (a “Compensated Termination Provision”), Parent shall terminate the Merger Agreement pursuant to such Compensated Termination Provision.

(f)                                   Seller shall cause Seller Subsidiary, and Parent shall use its reasonable best efforts to cause Seller to cause Seller Subsidiary, to perform and observe all of its covenants and agreements contained in the Existing Master Lease in all material respects, including maintenance of the insurance required to be maintained by Seller Subsidiary thereunder.  Seller shall not cause or permit, and Parent shall use its reasonable best efforts to cause Seller not to cause or permit, Seller Subsidiary to take any action under the Existing Master Lease related to the Casinos without Purchaser’s prior written consent (other than any actions taken in the ordinary course of business, consistent with past practice).

Section 9.02                             Employee Matters.

(a)                                 Transfer of Employees.  Subject to any rights any Property Employee has under his or her employment agreement, prior to the Closing, Seller or its applicable Affiliates shall take such reasonable actions as are necessary (but shall not be required to pay any additional consideration) to provide that, effective as of the day immediately prior to the Closing, (a) each Property Employee is employed by the applicable Company or its Subsidiary, and (b) the Companies and their respective Subsidiaries do not employ any individual who is not a Property Employee.  Without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not communicate any terms of employment to Property Employees prior to the Closing or otherwise communicate directly with any Property Employees.

(b)                                 Terms and Conditions of Employment.  From the Closing Date until the later of December 31, 2019 and the first anniversary of the Closing Date, Purchaser and its Affiliates shall provide (or cause the Companies or their Subsidiaries to provide) each Property Employee whose employment with a Company continues on and following the Closing Date (each, a “Continuing Employee”) with (i) a base salary or hourly wage rate, as applicable, cash incentive compensation opportunities and target annual equity incentive compensation opportunities that are, in each case, no less favorable than those provided to such Continuing Employee immediately prior to the Closing Date, and (ii) other compensation and employee and fringe benefits (including health, welfare and retirement benefits, but excluding severance benefits, which are described in the immediately following sentence) that are no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to the Closing Date; provided that, if the Closing Date occurs prior to the commencement of Purchaser’s and Seller’s annual benefit plan enrollment periods, Purchaser may instead provide Continuing Employees with health and welfare benefits that it provides to its similarly situated employees. Any Continuing Employee who incurs a qualifying termination of employment during the period commencing on the Closing Date and ending on the later of December 31, 2019 and the first anniversary of the Closing Date shall be entitled to receive the severance payments and benefits from Purchaser or its Subsidiaries as outlined in, and under the terms of, Seller’s Change of Control Severance Plan or severance benefits contained in such Continuing Employee’s employment agreement, as applicable.  Seller shall deliver to Purchaser a schedule of compensation and employee and fringe benefits contemplated by this Section 9.02(b) for each Property Employee no later than ten (10) Business Days prior to the Closing Date.

(c)                                  Service Credit. For purposes of determining eligibility, vesting, participation and benefit accrual under the employee benefit and compensation arrangements maintained by Purchaser and/or its Affiliates (including, following the Closing, the Companies or their Subsidiaries) providing benefits to Continuing Employees on and after the Closing Date (collectively, “Purchaser Benefit Plans”), each Continuing Employee shall be credited with his or her years of service with Seller, the Companies and their respective Affiliates (and any predecessor entities thereto) before the Closing Date, to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar Employee Benefit Plans; provided that the foregoing shall not apply (i) to the extent its application would result in a duplication of benefits, (ii) with respect to benefit accruals under a defined benefit pension plan or retiree welfare benefit plan, or (iii) with respect to any Purchaser Benefits Plan for which prior service is not taken into account for similarly situated employees of Purchaser.

(d)                                 Health Coverage.  Purchaser shall cause each Continuing Employee and his or her eligible dependents to be covered, effective at the Closing, by a group health plan or plans maintained by Purchaser and its Affiliates that (i) comply with the provisions of Section 9.02(b), (ii) do not limit or exclude coverage on the basis of any preexisting condition of such Continuing Employee or dependent (other than any limitation already in effect under the applicable group health Employee Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Employee Benefit Plan, and (iii) use its commercially reasonable efforts to provide each Continuing Employee credit under Purchaser or its applicable Affiliate’s group health plans as if the following amounts had been paid thereunder, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the applicable Continuing Employee under the applicable group health Employee Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Employee Benefit Plan or Purchaser or its applicable Affiliate’s group health plans.

(e)                                  Accrued Vacation, Sick Leave and Paid Time-Off.  Effective as of the Closing Date, Purchaser shall recognize all Liabilities with respect to accrued but unused vacation time for all Property Employees (including any Liabilities to Property Employees for payments in respect of earned but unused vacation time that arise as a result of the transfer of employment contemplated by Section 9.02(a)).  Purchaser shall promptly (and, in any event, within ten (10) Business Days following the later of the Closing Date and the date of the applicable payment) reimburse Seller for any payments made by Seller or its Affiliates to any Property Employee in respect of earned but unused vacation time that become due as a result of the transfer of employment contemplated by Section 9.02(a).  Purchaser shall allow Continuing Employees to use the vacation, sick leave and personal time assumed and recognized pursuant to this Section 9.02(e) in accordance with the terms of Purchaser’s and its applicable Affiliates’ programs in effect from time to time (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of Purchaser or its Affiliates on or following the Closing).

(f)                                   401(k) Plan.  Effective at the Closing, Purchaser shall establish participation by the Continuing Employees in Purchaser’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Purchaser 401(k) Plan”) for the benefit of each Continuing Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Subsidiaries (collectively, the “Seller 401(k) Plans”).  As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to Continuing Employees, and the Purchaser 401(k) Plan shall accept any such distribution, including notes, in the case of loans, as a rollover contribution if such rollover is so directed in accordance with applicable law by the applicable Continuing Employee.  Seller shall remain responsible for making all required employer contributions to the accounts of Continuing Employees under the Seller 401(k) Plan with respect to all periods prior to the Closing.

(g)                                  Bonuses.  On or prior to the Closing, Seller shall pay a pro rata portion of any annual and short-term incentive awards due to Continuing Employees as provided in Section 5.16(c) of the Merger Agreement. Effective as of the Closing, Purchaser shall assume the Liability for the post-Closing portion of any annual or short-term incentive awards due to Continuing Employees for the fiscal year in which the Closing occurs, which Liability shall be calculated on the same basis used to determine the pre-Closing amounts paid by Seller.  Without limiting the generality of Section 9.02(b), following the Closing, Purchaser shall cause the Continuing Employees to participate in annual or short-term incentive plans of Purchaser and its Affiliates for the remainder of any applicable performance period that is incomplete as of the Closing Date, which plans shall provide for cash incentive compensation opportunities, performance standards and continuation of employment requirements that are no less favorable than those contained in the annual or short-term incentive plans of Seller with respect to performance periods that are incomplete as of the Closing Date, such that if the Continuing Employees were to continue to participate in Seller’s annual or short term incentive plans applicable to them, such Continuing Employees would have received no less favorable payments. Following the end of the applicable performance period, Purchaser shall pay each such Continuing Employee a bonus in respect of the portion of such performance period following the Closing that is no less than the accrual for such Continuing Employee assumed by Purchaser pursuant to the immediately preceding sentence.

(h)                                 Company Benefit Plans.  Effective as of the Closing Date, Purchaser shall assume all Company Benefit Plans, and become solely responsible for all Liabilities thereunder.  On and following the Closing Date, Purchaser shall honor all Company Benefit Plans in accordance with their respective terms.

(i)                                     Assumed Employee Liabilities.  Except as set forth in Section 9.02(k), effective as of the Closing, Purchaser shall assume all Liabilities in respect of (i) any Property Employees and (ii) any former employees of Seller or its Affiliates who primarily provided services to the Business, in each case, regardless of whether such Liabilities relate to, arise out of or result from, such individual’s employment prior to, on or after the Closing, but only to the extent arising out of or related to such individual’s employment with the Business (collectively, “Assumed Employee Liabilities”).

(j)                                    Employee Termination Rights.  Subject to Section 9.02(i), from and after the Closing, Purchaser or any of the Companies may terminate the employment of any Property Employee in accordance with its customary employment practices, including following unsatisfactory results of any background check, which Purchaser may undertake in its discretion.

(k)                                 Allocation of Welfare Benefit Claims. Seller shall retain the Liability and responsibility with respect to claims incurred by Continuing Employees (and their dependents and beneficiaries) prior to the Closing under the Employee Benefit Plans (other than any Company Benefit Plans) that provide medical, dental, vision, employee assistance program and prescription drug coverage, life, accidental death and dismemberment and business travel accident insurance and disability coverage.  Purchaser shall retain (and assume, if necessary) Liability and responsibility for claims incurred by Continuing Employees (and their dependents and beneficiaries) on or following the Closing under any Purchaser employee benefit plans that provide medical, dental, vision, employee assistance program and prescription drug coverage, life, accidental death and dismemberment and business travel accident insurance and disability coverage.  For purposes of this Section 9.02(k), a benefit claim shall be deemed to be incurred as follows: (i) health, dental, vision, employee assistance program and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies; and (ii) life, accidental death and dismemberment and business travel accident insurance and disability benefits, upon the death, cessation of employment or other event giving rise to such benefits.

(l)                                     Certain Seller Employees.  Prior to the Closing Date, Purchaser will, or will cause one of its Subsidiaries to, make written employment offers to any Property Employees who are not employed by a Company or its Subsidiaries after giving effect to Seller’s actions described in Section 9.02(a) as identified by Seller no later than ten (10) Business Days prior to the Closing Date (the “Identified Employees”). Such offers will contain terms of at-will employment with respect to (i) a base salary or hourly wage rate, as applicable, cash incentive compensation opportunities and target annual equity incentive compensation opportunities that are, in each case, no less favorable than those provided to such Identified Employees immediately prior to the Closing Date, (ii) other compensation and employee and fringe benefits (including health, welfare and retirement benefits, but excluding severance benefits) that are no less favorable, in the aggregate, than those provided to such Identified Employees immediately prior to the Closing Date, (iii) severance entitlements that are no less favorable than what is provided in the Seller’s Change of Control Severance Plan or contained in such Identified Employee’s employment agreement, as applicable, and (iv) other material terms of employment that are, in each case, no less favorable than those provided to such Continuing Employees immediately prior to the Closing Date. Parent and Seller shall use their respective commercially reasonable efforts to help facilitate such Identified Employees to become employees of Purchaser pursuant to the terms of the employment offers as of the Closing (but, in each case, shall not be required to pay any additional consideration to Identified Employees).  Without limiting Section 9.02(i), if any Identified Employee does not for any reason accept employment with Purchaser or its Affiliates at or after the Closing, Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless Seller and its Affiliates for any severance payments or benefits payable to such Identified Employee, and all such payments and benefits shall constitute Assumed Employee Liabilities.

(m)                             No Third-Party Beneficiaries. No provision of this Agreement shall create any third-party beneficiary rights in any Property Employee, any Continuing Employee or any beneficiary or eligible family member thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Property Employee by Purchaser or under any benefit plan which Purchaser may maintain.  In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Employee Benefit Plan, any Purchaser Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Seller, Purchaser, the Companies or any Subsidiary of a Company or any of their respective Affiliates; or (ii) confer upon any Property Employee or any Continuing Employee any right to employment or continued employment or continued service with Purchaser or any of its Subsidiaries (including, following the Closing Date, the Companies or any Subsidiary of a Company), or constitute or create an employment or other agreement with any Property Employee or any Continuing Employee.  No provision of this Agreement will be deemed to change the “at will” status of any Continuing Employee.

Section 9.03                             Access to Information and Inspection.  For purposes of facilitating the Transaction, at Parent’s reasonable request, Seller shall afford (a) the officers and employees and (b) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other Representatives of Purchaser such reasonable access during normal business hours, throughout the period prior to the earlier of the Closing Date and termination pursuant to Section 11.01, to Seller’s and the Companies’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, operating, environmental and other data and information regarding the Companies, to the extent in the possession of the Companies or their Subsidiaries, as Boyd or Purchaser may reasonably request.  Notwithstanding the foregoing, Seller shall not be required to provide access to or make available to any person any document or information that, in the reasonable judgment of Seller, (i) violates any of its obligations with respect to confidentiality, (ii) is subject to any attorney-client, work-product or other legal privilege, or (iii) the disclosure of which would violate any Law or legal duty (provided that Seller will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements); provided, further, that nothing herein shall authorize Boyd, Purchaser or their Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by Seller or its Subsidiaries.  Each of Boyd and Purchaser agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 9.03 for any competitive or other purpose unrelated to the consummation of the Transaction.  Each of Boyd and Purchaser will use its commercially reasonable efforts to minimize any disruption to the businesses of Seller that may result from requests for access.  Prior to the delivery of the Joinder, Parent shall use its reasonable best efforts, including enforcing Seller’s obligations under the Merger Agreement to the extent necessary, to cause Seller to comply with its obligations in this Section 9.03.

Section 9.04                             Governmental Approvals.

(a)                                 Subject to the terms and conditions of this Agreement, each of the parties shall cooperate with the other parties and use their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing set forth in Section 10.01 to be satisfied as promptly as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents under applicable Antitrust Laws and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity necessary under the FTC Order and required under applicable Antitrust Laws to consummate the Transaction (an “Antitrust Approval”).

(b)                                 Purchaser understands that Purchaser, and this Agreement, are subject to the prior approval of the FTC and any other Governmental Authority and that Parent and Seller are entering into this Agreement to obtain FTC approval for the FTC Order and to satisfy the requirements of any other Governmental Entity’s conditional approval in connection with the Merger pursuant to the Merger Agreement. Purchaser, as promptly as practicable after the date hereof, will (i) prepare and furnish all necessary information and documents reasonably requested by the FTC or any other Governmental Entity, (ii) use reasonable best efforts to demonstrate to the FTC or any other Governmental Entity that Purchaser is an acceptable purchaser of the Purchased Assets and that Purchaser will be able to compete effectively using the Purchased Assets along with its own assets, and (iii) reasonably cooperate with Parent and Seller in obtaining all FTC approvals and any other Antitrust Approval or Gaming Approval. Nothing in this Agreement shall prevent Parent and Seller from complying with the FTC Order, and Parent and Seller shall not be considered in breach of this Agreement for taking actions required to be taken to comply with the FTC Order.  Parent shall control all strategy and communications with the FTC and any other Governmental Entities, and accordingly, to the extent not prohibited by applicable Laws, the FTC or any other Governmental Entities, Purchaser shall not communicate with or make submissions to the FTC or any other Governmental Entities without the simultaneous attendance or prior written consent of Seller, provided however that Parent and Purchaser shall jointly control strategy and communications with the FTC and any other Governmental Entities regarding any review process of the FTC or any other Governmental Entity to determine whether Purchaser is an acceptable purchaser of the Purchased Assets and whether Purchaser will be able to compete effectively using the Purchased Assets, and provided further, that Purchaser shall control the substance of communications insofar as they relate specifically to Purchaser. Parent and Seller shall not, without prior consultation with and approval of Purchaser, have any communication with the FTC or other Governmental Entity, or make any submission to the FTC or any other Governmental Entity, regarding whether Purchaser is an acceptable purchaser of the Purchased Assets or whether Purchaser will be able to compete effectively using the Purchased Assets. Each of the parties shall promptly notify the other parties of any communication it receives from any Governmental Entity relating to the transactions that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by or on its behalf or any of its Affiliates to any Governmental Entity, unless the staff of such Governmental Entity requires otherwise.

(c)                                  Each of the parties shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Transaction under Antitrust Laws or Gaming Laws and in connection with any investigation or other inquiry by or before a Governmental Entity relating to Antitrust Laws or Gaming Laws and (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC or any other Governmental Entity. Subject to applicable Law relating to the exchange of information and any applicable joint defense agreement, each of the parties shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transaction related to Antitrust Laws or Gaming Laws; provided, that Parent and Seller shall not be entitled to review or have access to Purchaser’s business plan or Purchaser’s other competitively sensitive information. Notwithstanding anything to the contrary in this Section 9.04, Purchaser or any of its Affiliates shall be able to consult with the FTC or any other Governmental Entities pursuant to applicable Law or otherwise if the staff of such Governmental Entity requests direct communication with or submissions from Purchaser or any of its Affiliates without prior written consent of, notification to or attendance of Parent or Seller.

(d)                                 In furtherance and not in limitation of the covenants of Purchaser contained in this Section 9.04, each of the parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity with respect to Antitrust Laws or Gaming Laws in any jurisdiction in which approvals, consents, registrations, permits, authorizations and other confirmations are required under applicable Antitrust Laws or Gaming Laws to consummate the Transaction. Without limiting any other provision hereof, but subject to Section 9.04(e), each of the parties shall take any and all actions necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transaction so as to enable the consummation of the Transaction to occur as soon as reasonably possible (and in any event no later than the End Date).

(e)                                  Notwithstanding the foregoing or any other provision of this Agreement, no party, nor any of their respective Affiliates, shall have any obligation or affirmative duty to sell, divest, hold separate or otherwise dispose of any of its assets or properties, agree to do any of the foregoing in the future, or take any such actions in connection with seeking any Antitrust Approval, any Gaming Approval or other approval of any Governmental Entity.

(f)                                   In no event shall Purchaser agree to, propose to or acquire any business or assets (regardless of value) which would reasonably be expected to (i) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any Antitrust Approval or Gaming Approval, or (ii) prevent, materially delay or materially impair the ability of Parent and Seller to consummate the Merger.

Section 9.05                             Notification of Certain Events.  Each of Parent, Seller and Purchaser shall promptly notify the other parties in writing upon obtaining knowledge of the occurrence of any event that has caused: (a) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect as of the time made under this Agreement; or (b) any material failure of the notifying party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, in each case, if such failure to be true or accurate or failure to comply has caused or would reasonably be expected to cause any condition to the obligations of the notified party to effect the Transaction not to be satisfied; provided that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 9.05, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently (or together with other facts or events known to such party at the time of the underlying change or event) result in a failure of the conditions set forth in Section 10.01, Section 10.02 or Section 10.03 to be satisfied.

Section 9.06                             Publicity.  Parent and Purchaser shall agree on the form and content of the initial press release regarding the Transaction and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon, and negotiate in good faith to agree upon, any press release or other public statement with respect to the Transaction and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law.  Notwithstanding anything to the contrary herein, Purchaser and Parent may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls or in connection with a financing, so long as any such statements are consistent with, and do not contain information not disclosed in, previous press releases, public disclosures or public statements made jointly by Purchaser and Parent or made by one party and reviewed by the other, and do not otherwise reveal non-public information regarding the Merger, the Transaction, the Ancillary Agreements or any of the other parties.

Section 9.07                             Tax Matters.

(a)                                 All transfer, recording, documentary, sales, use, stamp, registration and other such Taxes (including real estate transfer or similar Taxes that arise from any indirect transfer of property as a result of the transfer of the Membership Interests), related fees (including any penalties, interest and additions to Tax) incurred with respect to the purchase and sale of the Membership Interests pursuant to this Agreement (“Transfer Taxes”) and any fees for applications, consents, approvals, Permits, registrations or filings made or sought pursuant to this Agreement shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Parent.  Either Purchaser, on the one hand, or Parent or Seller, on the other hand, as obligated by applicable Law, shall prepare and file all necessary Tax Returns and other documentation with respect to such Transfer Taxes and pay in full all such Transfer Taxes, and the non-filing party shall promptly reimburse the filing party for its share of such Transfer Taxes.  Parent and Purchaser shall reasonably cooperate (and Parent shall cause Seller to reasonably cooperate) in preparing and filing all Tax Returns relating to Transfer Taxes, including joining in the execution of such Tax Returns to the extent required by applicable Law.

(b)                                 Purchaser, Seller and Parent agree to furnish (or cause to be furnished) to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser, Seller, the Companies, their Subsidiaries, or Parent, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or Proceeding relating to Taxes.  Purchaser and Parent shall retain (and Parent shall cause Seller to retain) all books and records with respect to Taxes of the Companies or their Subsidiaries for a period of at least seven (7) years following the Closing Date.  The parties agree to hold all materials and documents delivered pursuant to this Section 9.07(b), and all confidential information contained therein, confidential pursuant to the Confidentiality Agreement.  Notwithstanding anything herein to the contrary, neither Parent nor Seller shall be required to provide Purchaser with a copy of, or otherwise disclose the contents of, any consolidated Tax Return, except to the extent Purchaser or any of its Affiliates (including the Companies and their Subsidiaries following the Closing) receives any notice of inquiry, claim, assessment, audit or similar proceeding relating to any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor of such other Person and such consolidated Tax Returns (or contents thereof) contain information directly relevant to such notice of inquiry, claim, assessment, audit or similar proceeding or are otherwise necessary for Purchaser or any of its Affiliates (including the Companies and their Subsidiaries following the Closing) to conduct such proceeding.

(c)                                  Purchaser and Parent agree, for U.S. federal income tax purposes and all other applicable income and franchise tax purposes, to treat (and Parent shall cause Seller to treat) the purchase and sale of all of the Membership Interests of Belterra and Belterra Park as a purchase of the assets of Belterra and Belterra Park, respectively, and Purchaser and Parent shall not take (and Parent shall not cause or permit Seller to take) any actions inconsistent with such treatment, except as otherwise required by applicable Law.

(d)                                 Parent and such of its Subsidiaries as are necessary, on the one hand, and Purchaser and such of its Subsidiaries as are necessary, on the other hand, shall jointly make an irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax Law) (collectively, the “Section 338(h)(10) Elections”) with respect to the sale and purchase of the Membership Interests of Ameristar Kansas City and Ameristar St. Charles under this Agreement.  Purchaser, Parent, and Seller shall cooperate in the preparation of all forms, attachments, schedules, and documents required to effect valid and timely Section 338(h)(10) Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any corresponding provisions of state or local Tax Law), including IRS Forms 8023 and 8883 (and any corresponding state or local Tax forms), in each case, in a manner that incorporates, reflects, and is consistent with the Allocation and Section 2.03 (collectively, the “Section 338(h)(10) Forms”).  Purchaser, Parent, and Seller shall (or shall cause their relevant Affiliates to) timely file such Section 338(h)(10) Forms with the applicable Taxing Authority.  In furtherance of the foregoing, with respect to each Section 338(h)(10) Election, prior to the Closing, Purchaser, Parent, and Seller shall agree, based on information then available, on the form and content of, and at Closing, Parent and Seller shall deliver to Purchaser a duly executed, IRS Form 8023 that reflects such Section 338(h)(10) Election (and any analogous forms required to effectuate such Section 338(h)(10) Election for state or local Tax purposes).  To the extent permissible by or required by law, Purchaser, Parent, Seller, and their respective Subsidiaries shall cooperate in the preparation and timely filing of any corrections, amendments, or supplements to any Section 338(h)(10) Form; provided, however, that all such forms and reports shall be prepared in a manner that incorporates, reflects, and is consistent with the Allocation and Section 2.03.  Subject to the preceding sentence, none of Purchaser, Parent, or Seller shall, or shall permit their respective Subsidiaries to, modify any of the Section 338(h)(10) Forms (including any corrections, amendments, and supplements thereto) after the execution of such Section 338(h)(10) Forms or to modify or revoke any Section 338(h)(10) Election following the filing of the relevant IRS Form 8023 by Purchaser, in each case, without the written consent of Parent or Purchaser, as the case may be, except as may be required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law); provided, however, that IRS Form 8883 may be filed without the consent of the other party so long as such form is filed in a manner that incorporates, reflects, and is consistent with the Allocation and Section 2.03.  Purchaser, Parent, Seller, and their respective Affiliates shall cooperate fully with each other and make available to each other such Tax data or other information as may be reasonably required by the parties in order to timely file any Section 338(h)(10) Elections, including to the extent necessary for the valid filing of any corrections, amendments, or supplements to any Section 338(h)(10)Form.  Purchaser, Parent, and Seller shall, and shall cause their respective Affiliates to, (x) treat each Section 338(h)(10) Election as valid, and (y) take no position on any Tax Return or any Tax proceeding that is inconsistent with the validity of the Section 338(h)(10) Elections, unless, in each case, to the extent otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law).

(e)                                  Any and all Tax sharing, allocation, indemnification or similar agreements binding any Company or any Subsidiary of any Company shall be terminated as to such Company or Subsidiary, as applicable, as of the Closing Date and, from and after the Closing Date, no Company and no Subsidiary of any Company shall be obligated to make any payment to any Person pursuant thereto.

(f)                                   If a party or any of its Affiliates (the “Preparing Party”) is preparing for filing after Closing a Tax Return that could give rise to a Tax payment obligation on the part of the other party or any of its Affiliates (the “Reviewing Party”), the Preparing Party shall deliver to the Reviewing Party a draft of such Tax Return at least thirty (30) days prior to filing thereof (or, if required to be filed within thirty (30) days after the Closing Date or the end of the relevant taxable period, as soon as reasonably practicable following the Closing or end of such taxable period) and shall permit the Reviewing Party to review and comment on such Tax Return.  If the Tax Return relates solely or primarily to Taxes for which the Reviewing Party is liable, the Preparing Party shall make such revisions to such Tax Return as are reasonably requested by the Reviewing Party in writing within twenty (20) days of the Reviewing Party’s receipt of the Tax Return, to the extent not inconsistent with applicable Law.  In the case of other Tax Returns, the Preparing Party shall consider in good faith any revisions to such Tax Return as are reasonably requested by the Reviewing Party in writing within twenty (20) days of the Reviewing Party’s receipt of the Tax Return.

(g)                                  Following the Closing, Purchaser, on the one hand, and Parent and Seller, on the other hand, shall promptly notify each other upon receipt of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes for which such other party may be liable hereunder  (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”).  Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contest except to the extent such party was actually and materially prejudiced as a result thereof.

(h)                                 Each party shall have the right to control (at that party’s own expense) the conduct and resolution of any Tax Contest that relates solely to Taxes for which that party is liable pursuant to this Agreement, provided, that (i) the controlling party shall keep the other party informed regarding the progress and substantive aspects of such Tax Contest, including providing the other party with all substantive written materials relating to such Tax Contest received from the relevant Tax Authority and all substantive written materials submitted to such

Tax Authority by the controlling party, (ii) the non-controlling party shall have the right to participate in such Tax Contest (at its own expense), and (iii) the controlling party shall not resolve such Tax Contest in a manner that would have an adverse impact on the non-controlling party without the non-controlling party’s prior written consent, which consent shall not be unreasonably withheld or delayed.  If a party shall have the right to control the conduct and resolution of such Tax Contest but elects in writing not to do so, then the other party shall have the right to control the conduct and resolution of such Tax Contest, but shall keep the non-controlling party informed regarding the progress and substantive aspects of such Tax Contest (including providing copies of all substantive written materials relating to such Tax Contest received from the relevant Tax Authority and all substantive written materials submitted to such Tax Authority), and shall not resolve such Tax Contest without the non-controlling party’s written consent, which shall not be unreasonably withheld or delayed.

(i)                                     In the event of any Tax Contest not governed by Section 9.07(h), the party receiving notice of the Tax Contest will, as to any Taxes in respect of which the other party or any of its Affiliates may be liable, promptly inform the other party of, and permit the participation of the other party in, the Tax Contest and will not consent to the settlement or final determination in such proceeding without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed).

(j)                                    In the event of any conflict or overlap between the provisions of Section 12.04 and this Section 9.07, the provisions of this Section 9.07 shall control.

(k)                                 No party shall amend, or permit their Affiliates to amend, any Tax Return that could give rise to a Tax payment obligation on the part of the other party or any of its Affiliates without the prior written consent of such other party.

(l)                                     Notwithstanding anything else in this Agreement potentially to the contrary, in no event shall Boyd or any of its Affiliates (including, after the Closing, the Companies and any of their Subsidiaries) have any responsibility to pay directly, or to reimburse or indemnify the Parent or any of its Affiliates (including, after the Closing, the Seller and its Subsidiaries) for, any federal consolidated or state income Taxes payable by Seller or any Subsidiary owned by Seller immediately prior to the Closing in respect of taxable periods (or portions thereof) ending subsequent to the date of this Agreement and on or prior to the Closing Date.

Section 9.08                             Confidentiality.  The Confidentiality Agreement shall remain in full force and effect until the Closing and shall terminate automatically at the Closing, except as set forth in Section 9.09.  For a period of thirty-six (36) months after the Closing, each party shall, and shall cause its Representatives to, hold in confidence any and all Proprietary Information, and not use in any manner whatsoever any Proprietary Information (other than as required by Law or permitted by this Agreement or any Ancillary Agreement) whether written or oral, related to the other party, its Subsidiaries (including in the case of Boyd, the Companies), its assets and businesses (such information collectively, the “Confidential Information”), except to the extent that such Person can show that such Proprietary Information (a) is independently developed by such Person or its Representatives after the Closing Date without the benefit of any Confidential Information or in breach of this Agreement, (b) is or becomes generally available to the public, other than as a result of disclosure by such Person or its Representatives in breach of this

Agreement, (c) is reasonably relevant for enforcing such party’s rights or defending against assertions by another party and is only disclosed to any Governmental Entity or an arbitrator in connection with any Proceeding involving (i) a dispute between Purchaser and Parent or their respective Affiliates arising out of the transactions contemplated by this Agreement, or (ii) the interpretation, entry into, performance, breach or termination of this Agreement or the Ancillary Agreements, (d) is disclosed with the prior written consent of the other party, (e) is requested or required to be disclosed by applicable Law or regulatory, judicial or administrative process, (f) the extent used by a party or any of its Affiliates in order to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Parent or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand or (g) that becomes available on a non-confidential basis to a party or any of its Affiliates from and after the Closing from a third party source that is not known by such party or its applicable Affiliates, after reasonable inquiry, to be under any obligations of confidentiality with respect to such information.  If a party or any of its Affiliates is compelled to disclose any such information by judicial or administrative process or by other requirements of Law or Order, such Person shall promptly notify the other party in writing and shall disclose only that portion of such information which such Person is advised by its counsel is legally required to be disclosed; provided that such Person shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Notwithstanding the foregoing, from and after the Closing, neither Purchaser nor Boyd shall have any obligation to maintain the confidentiality of or to refrain from using in any manner any Proprietary Information, whether written or oral, related to the Companies, the Purchased Assets, the Assumed Liabilities or the Business.

Section 9.09                             No Solicitation of Employees.  From and after the Closing Date until the twelve-month (12) anniversary of the Closing Date, neither Parent nor Boyd nor any Person acting on such party’s behalf, shall, directly or indirectly, solicit for employment or employ any employees of the other party or any of such party’s Subsidiaries at the level of Director or higher; provided that neither Parent nor Boyd shall be restricted from (a) making any general solicitation for employment by use of advertisements in the media or through recruitment firms that is not specifically directed at employees of the other party or its Subsidiaries and (b) hiring such employee who responds to any such permitted general solicitation or who first contacts the other party or its Representatives regarding employment without any solicitation in violation of this Section 9.09 or who has separated from such party or its Subsidiaries for at least two (2) months prior to such solicitation.

Section 9.10                             Parent Release.  Effective as of the Closing, each of Parent and Seller, for itself and for its predecessors, successors, assigns executors, trustees, beneficiaries, officers, directors, Affiliates, Subsidiaries, agents, administrators and any other Person claiming through Seller (the “Releasing Parties”), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Companies, their Subsidiaries, and each of their Affiliates, successors assigns, directors, officers, employees, agents, attorneys and representatives (the “Releasees”) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims.  “Released Claims” shall mean and include any and all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature arising out of or related to events, circumstances or actions  or inactions with respect to the Companies or the

Companies’ affairs on or before the Closing Date, including any unknown, unsuspected or undisclosed claim; provided, further, that this Section 9.10(i) shall not constitute a release from, waiver of, or otherwise apply to the terms of this Agreement or any Ancillary Agreement or any liability (including any obligations of Purchaser and its Affiliates in respect of Assumed Liabilities) or other agreement expressly contemplated by this Agreement or any Ancillary Agreement to be in effect after the Closing, or any enforcement thereof, (ii) shall in no way impair, Parent’s or its Affiliates rights or remedies under this Agreement, any Ancillary Agreement or other agreement contemplated by this Agreement or any Ancillary Agreement and (iii) shall not impair any claim against any Releasees that arises as a result of, or is related to, Seller’s and its directors, officers, employees, agents, attorneys and representatives in such Person’s capacity as an officer, director or employee of any of the Companies.

Section 9.11                             Excluded Company Actions.

(a)                                 In the event that any Gaming Approval has not been received but has not been denied by the applicable Gaming Authority prior to the Closing and the parties are required to consummate the Transaction with respect to such Companies in jurisdictions in which Gaming Approvals have been received, then the parties shall effect the Closing with respect to the Membership Interests of the Companies for which Gaming Approvals have been received, use their reasonable best efforts to consummate the closing with respect to the Excluded Companies as promptly as practicable and, if necessary, negotiate in good faith to enter into amendments to this Agreement as may be necessary to effect the purchase and sale of such Membership Interests upon receipt of the applicable Gaming Approvals in a delayed closing (it being understood that in no event shall either party have any obligation to alter any material terms of the Transaction, including the Base Purchase Price or the amount or kind of consideration).

(b)                                 In the event that Purchaser is not obligated pursuant to the proviso in Section 10.01(b) to acquire the Membership Interest of any Excluded Company in respect of which Gaming Approvals have been finally denied, (i) Purchaser shall find a replacement purchaser for such Excluded Company, which replacement purchaser shall be a Discretionary Replacement Purchaser (as defined in the Consent Agreement) or otherwise reasonably acceptable to Lessor as contemplated by the Consent Agreement, (ii) the Purchaser Master Lease shall exclude the premises consisting of the real property, and facilities, improvements and fixtures thereon, associated with such Excluded Company (“Excluded Company Property”), and (iii) Purchaser shall cause such replacement purchaser to enter into a lease (the “Replacement Purchaser Master Lease”), as lessee, for such Excluded Company Property on terms consistent with the Seller Master Lease (and financial terms so that Lessor, after considering the financial terms of  the Purchaser Master Lease and the Discretionary Replacement Purchaser Master Lease, in the aggregate, is in substantially the same position it would have been had the Excluded Company Property not been removed from the Purchaser Master Lease).  If such Excluded Company is sold to a replacement purchaser for total consideration that is less than the applicable Company Purchase Price Allocation for such Excluded Company (the amount of such shortfall, the “Excluded Company Purchase Price Shortfall”), Purchaser shall pay, within 20 Business Days of the closing of the sale of such Excluded Company, the Excluded Company Purchase Price Shortfall to Parent.

Section 9.12                             Closing Conditions.  From the date hereof until the Closing, each party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article X.

Section 9.13                             Litigation Support.  In the event and for so long as any party (the “Litigating Party”) is prosecuting, contesting or defending any claim, action, suit, arbitration, litigation, proceeding, investigation, charge, or demand by a third party in connection with (a) any transactions contemplated under this Agreement (including the Transaction) or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Companies (including, for the avoidance of doubt, any Assumed Liabilities or Retained Liabilities), each other party shall, and shall cause its Subsidiaries (and its and their officers and employees, and shall use its reasonable best efforts to cause its and their other representatives) to (in all cases at the sole expense of the Litigating Party), cooperate with the Litigating Party, its Affiliates and its counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings and providing such testimony and access to their books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.

Section 9.14                             Third Party Consents.  Parent shall use its reasonably best efforts to obtain, and Parent shall use its reasonable best efforts to cause Seller to cooperate with Purchaser and its Affiliates in their efforts to obtain, any third party consent, approval or estoppel (other than with respect to the FTC Order and Gaming Approvals, such consents or approvals collectively, “Third Party Consents”) that are necessary or desirable for consummation of the Transaction; provided, however, that notwithstanding anything to the contrary in this Agreement, (i) Parent, Seller and their respective Subsidiaries shall not be obligated to obtain any Third Party Consents, or pay any fees in connection therewith, pursuant to this Agreement and (ii) the conditions and obligations of the parties to consummate the Transaction set forth in Article X shall not be deemed to include the obtaining of any Third Party Consent.

Section 9.15                             Use of Marks.  Except as expressly provided in the Brand License Agreement, neither Boyd nor any of its Affiliates shall use, or have or acquire the right to use or any other rights in, any marks of Seller, Parent or any of their respective Affiliates or any variations or derivatives thereof or any names, trademarks, service marks or logos of Parent or any of its Affiliates (the “Parent and Seller Names”).  Except as expressly provided in the Brand License Agreement, within thirty (30) days of the Closing Date, Purchaser shall cause each of the Companies having a name, trademark, service mark or logo that includes the Parent and Seller Names to change its name to a name that does not include any Parent Name, including making any legal filings necessary to effect such change.  From and after the date of this Agreement until the Closing Date, Boyd agrees to, and shall cause its Affiliates to, use meaningful and good faith efforts to reduce the term of any license of any Intellectual Property that will be granted to Purchaser or its Affiliates under the Brand License Agreement relating to the Customer Loyalty Program.

Section 9.16                             Purchaser Obligations.  Boyd shall cause Purchaser to comply with its obligations under this Agreement.  For a period starting ninety (90) days prior to the Closing Date (as such date is mutually determined by Purchaser and Parent) and ending on the Closing

Date, neither Boyd nor Purchaser shall take any action or fail to take any action, in each case, that would cause the Available Sources as of such time to be less than the Required Amount. Without limiting the generality of the foregoing, during such period, neither Boyd nor Purchaser shall agree to any amendment, supplement or other modification or replacement of, or any termination of, the Boyd Credit Agreement without the prior written consent of Parent if such amendment, supplement, modification, replacement, termination would (i) reasonably be expected to delay or prevent the Closing, (ii) reduce the aggregate amount of the Available Commitments to an amount that is less (when taken together with the other Available Sources) than the Required Amount, (iii) impose new or additional conditions or expand or amend existing conditions to borrowings under the Boyd Credit Agreement, in each case, in a manner that would reasonably be expected to adversely impact in any material respect the ability of Boyd to borrow under the Boyd Credit Agreement on the Closing Date, or (iv) reasonably be expected to adversely impact in any material respect the ability of Boyd to enforce its rights against the other parties to the Boyd Credit Agreement.

Section 9.17                             No Solicitation.  During the Pre-Closing Period, Parent and its Representatives shall not, directly or indirectly, (i) solicit, initiate, seek, agree to or take any other action to facilitate or knowingly encourage, including, by entering into a non-disclosure agreement with any Person other than Purchaser or its Representatives, any inquiries or proposals regarding or reasonably expected to lead to an Acquisition Proposal, (ii) engage in negotiations or discussions with any Person other than Purchaser or its Representatives concerning any Acquisition Proposal, (iii) continue any prior discussions or negotiations with any Person other than Purchaser or its Representatives concerning any Acquisition Proposal, (iv) respond to any inquiry made, or furnish to any Person any information with respect to, or otherwise cooperate in any respect with, any effort or attempt by any Person to seek or enter into any Acquisition Proposal or (v) accept, or enter into any agreement concerning, any Acquisition Proposal with any third party, including, any non-disclosure, confidentiality or other agreement of similar effect, or consummate any Acquisition Proposal.

Section 9.18                             Casino Matters.

(a)                                 Boyd shall cause Purchaser to honor the terms and rates of all pre-Closing reservations (in accordance with their terms) at each Casino made by guests or customers, including advance reservation cash deposits, for rooms or services confirmed by the Companies for dates after the Closing Date.  Purchaser acknowledges that such reservations may include discounts or other benefits, including benefits under the Customer Loyalty Program.  Purchaser will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements.  Purchaser acknowledges that it and its Affiliates assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.

(b)                                 From and after the Closing, Purchaser shall be responsible for (i) all safety deposit boxes at the Casino, (ii) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of the Companies, (iii) the contents of any baggage storage room and (iv) all motor vehicles that were checked and placed in care of the Companies, including all claims with respect to any of the foregoing.

(c)                                  The Seller and its Subsidiaries, on the one hand, and Purchaser, the Companies and their respective Subsidiaries, on the other hand, agree, as applicable: (i) for a period of six (6) months after the Closing Date, (A) to comply with the terms and conditions of the Customer Loyalty Program in effect as of the Closing Date and thereby honor any awards, discounts or other similar benefits (collectively, “Loyalty Points”) accrued by Seller’s customers (including Divestiture Only Customers, Non-Casino Customers and Shared Customers) prior to the Closing Date and (B) make all such Loyalty Points available for redemption at the Casinos or any of Seller’s casinos; (ii) for a period of at least six (6) months after the Closing Date, each Casino and each casino operated by Seller shall honor and make available for redemption any Loyalty Points earned at such Casino or such casino of Seller, as applicable; and (iii) subject to applicable Law and Section 1.03, reasonably cooperate with the other party in order for each party and its Subsidiaries to be able to honor and make available for redemption the Loyalty Points in accordance with this Section 9.18(c).

Section 9.19                             Closing Matters.

(a)                                 Transition Services Agreement.  During the Pre-Closing Period, the parties agree to negotiate in good faith to determine the services that are necessary for Parent to provide to Purchaser and the Companies under the Transition Services Agreement.

(b)                                 Purchaser Master Lease.  Purchaser shall execute and deliver, at or prior to the Closing, the Purchaser Master Lease in the form agreed to by the parties thereto pursuant to the terms of the Lease Commitment Agreement.

(c)                                  Resignations. Parent shall cooperate with Purchaser so that, effective as of the Closing Date, (i) all directors of the Companies and (ii) those officers of the Companies, in each case, as Purchaser may request in writing no less than five (5) Business Days prior to the Closing Date, provide letters of resignations at or prior to the Closing.

(d)                                 Payoff Letters; Release of Guarantees; UCC-3 Termination Statements.  Each of Parent and Seller shall use its commercially reasonable efforts to obtain and deliver with respect to all Subject Indebtedness at the Closing (other than Subject Indebtedness that the parties have agreed in writing shall remain outstanding from and after the Closing), payoff letters (to the extent such Subject Indebtedness is being repaid at Closing), releases of guarantee, discharges, deeds or other documentation, in each case to the extent customary in the case of such type of Subject Indebtedness, evidencing that any guarantee obligations constituting Subject Indebtedness will be released at Closing (in the case of any Subject Indebtedness to be repaid upon Closing, upon the payment of the amount set forth in such documentation), that all primary obligations constituting Subject Indebtedness (other than Subject Indebtedness that the parties have agreed in writing shall remain outstanding from and after the Closing) will be repaid at Closing upon payment of the amount set forth in such documentation and, in the case of any Subject Indebtedness secured by Liens on the Membership Interests or any assets of any of the Companies or any of their Subsidiaries (including the Purchased Assets), authorizing the Companies or their designees to file at the Closing UCC-3 Termination Statements or any other lien termination document with respect to any Lien associated with such Subject Indebtedness.  Parent shall repay, or cause to be repaid, repurchase (or cause to be repurchased), redeem (or cause to be redeemed) or satisfy and discharge (or caused to be satisfied and discharged) all

Specified Indebtedness, and release (or cause to be released) and terminate (or cause to be terminated) all Liens on the assets of the Companies and guarantees by the Companies associated with such Specified Indebtedness, in each case on or prior to, or substantially concurrently with, the Closing.

(e)                                  Ancillary Agreements.  Seller shall, and shall cause each of the Companies to, Parent shall, or shall cause its applicable Subsidiary to, and Boyd shall, or cause its applicable Subsidiary to, execute and deliver the Ancillary Agreements to which it is a party at or prior to the Closing.

Section 9.20                             Title and Survey Matters.

(a)                                 New Title Policies. Seller and Parent shall reasonably cooperate with Purchaser to obtain new owner’s policies of title insurance (ALTA 2006 form) from the Title Insurer for each parcel of Company Leased Real Property that is leased by Purchaser pursuant to the Purchaser Master Lease with all ordinary and customary endorsements including non-imputation endorsements, and containing only those exceptions to coverage as agreed by Purchaser (collectively, the “New Title Policies”), and Purchaser shall be responsible for all costs and expenses thereof.  Purchaser and its Affiliates agree to promptly reimburse Parent, Seller and their respective Affiliates for all costs and expenses incurred by such Person in connection with cooperating with Purchaser to obtain the New Title Policies.

(b)                                 The most current ALTA Surveys for the Company Leased Real Property (the “Existing Surveys” have been made available to Purchaser. At Purchaser’s option and sole cost and expense, Purchaser may obtain updated and recertified Existing Surveys or current, certified ALTA surveys with respect to the Company Leased Real Property and Seller and Parent shall reasonably cooperate with Purchaser in connection with the foregoing.  Purchaser and its Affiliates agree to promptly reimburse Parent, Seller and their respective Affiliates for all costs and expenses incurred by such Person in connection with cooperating with Purchaser to obtain the updated and recertified Existing Surveys.

Section 9.21                             Financial Statement Cooperation.

(a)                                 Upon delivery by Purchaser of reasonable evidence that, based upon financial information of the applicable entities, financial statements of the Companies would be required for Boyd to comply with SEC reporting obligations in connection with a public registered offering of debt or equity securities by Boyd prior to Closing, Parent shall use commercially reasonable efforts to cause Seller to provide interim financial statements and other financial information of the Companies to the extent required by Law in connection with such an offering but only to the extent such financial statements or financial information are reasonably requested by Purchaser in a timely manner and are otherwise prepared by Seller in the ordinary course of business for the Companies.

(b)                                 Upon delivery by Purchaser of reasonable evidence that, based upon financial information of the applicable entities, audited financial statements of the Companies would be required for Boyd to comply with SEC reporting obligations in connection with a public registered debt or equity securities offering by Boyd prior to Closing, at Boyd’s election, and at its sole expense, Boyd will be permitted, in connection with such an offering by Boyd prior to

Closing, subject to providing timely prior notice to the Company and compliance with Section 9.03, to have an independent accounting firm approved by Seller conduct an audit of the Companies’ financial statements prior to the Closing; provided that, such an audit does not unreasonably interfere with the operations of the Company and its Subsidiaries.  Seller shall, and Parent shall use its reasonable best efforts to cause Seller to, cause the Companies to facilitate such audit at the reasonable request of Purchaser, including by providing such independent accounting firm with reasonable access to the books, records and employees of the Companies and Seller reasonably required to conduct such audit and reasonable assistance in completing such audit.  All costs and expenses of such audit shall be borne by Boyd.

(c)                                  It is understood and agreed that (i) the provision of such financial information or the completion of the Companies’ financial statements in clause (a) above is not a condition to the parties’ obligations to complete the Closing and the Closing shall not be delayed pending delivery of the Companies’ financial statements or such financial information, and (ii) conducting an audit described in clause (b) above is not a condition to the parties’ obligations to complete the Closing and the Closing shall not be delayed pending the commencement or completion of such an audit.

Section 9.22                             Other Assets and Contracts.  From and after the Effective Date until the Closing Date, at Purchaser’s reasonable request, Parent shall use commercially reasonable efforts to cause Seller to cooperate with Purchaser in identifying assets and contracts of Seller or any of its Subsidiaries (other than the Companies and their Subsidiaries) that are primarily related to the Business.  At the request of Purchaser, Parent shall cause Seller to, effective at the Closing, transfer and assign to Purchaser or its designee any assets primarily relating to the Business, including Other IP primarily relating to the Business and not otherwise being provided by Parent or its applicable Affiliate as a service under the Transition Services Agreement, including by executing customary short-form agreements or one or more instruments of transfer.  Without limiting the generality of the foregoing, at the Closing, Seller will transfer and assign the Intellectual Property set forth on Section 9.22 of the Seller Disclosure Letter (the “Seller IP”).  In the event that the transfer or assignment or license of any such asset or contract requires the consent of any Person party thereto, the provisions of Section 9.14 shall apply; provided that, for the avoidance of doubt, no party or its affiliates shall be obligated under this Agreement to make any cash or other payments or pursue any litigation in connection with seeking any consent and nothing in this Agreement shall be construed as an attempt to assign any such asset or contract which is not transferable or assignable without the consent of the other Person or Persons party or parties thereto.  Any consent fees payable in connection with the assignment of any such contract at Purchaser’s request will be the responsibility of Purchaser and Purchaser agrees to promptly reimburse Parent, Seller and their respective Affiliates for all costs and expenses incurred by such Person in connection with cooperating with Purchaser pursuant to this Section 9.22.

Section 9.23                             Certain Arrangements.  From and after the Closing Date until December 31, 2019 (the “Arrangement End Date”), at the request of Purchaser or one of its Affiliates, Parent will exercise commercially reasonable efforts to assist Purchaser or its applicable Affiliate to cause the Manufacturer (or an applicable dealer or financial services company related to the Manufacturer in accordance with the Contract listed on Section 9.23(a) of the Seller Disclosure Letter (the “Vehicle Contract”)) to lease a vehicle (a “Vehicle”) to any Person identified by

Purchaser or one of its affiliates and included in the categories described in Section 9.23(b) of the Seller Disclosure Letter, in accordance with the Vehicle Contract.  Boyd shall be responsible for any costs and expenses of Parent or any of its Affiliates arising out of this Section 9.23, including the lease of any Vehicle in accordance with this Section 9.23.  Boyd and Parent will, prior to the Closing, use commercially reasonable efforts to agree on appropriate administrative procedures for effecting this Section 9.23.  From and after the Closing, until the Arrangement End Date, Parent and Seller agree not to take any action inconsistent with the foregoing or any action that would adversely impact the arrangement described in this Section 9.23.

ARTICLE X.
CONDITIONS TO CLOSING

Section 10.01                      Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to effect the Closing shall be subject to the satisfaction of each of the following conditions on or prior to the Closing:

(a)                                 No Injunctions.  There shall not be in force any Order or Law which is in effect enjoining, preventing or prohibiting the consummation of, or that makes it illegal for any party to consummate, the Transaction.

(b)                                 Gaming Approvals.  The Gaming Approvals shall have been obtained and shall be in full force and effect; provided that if some but not all of the Gaming Approvals have been obtained and the failure to obtain any such Gaming Approvals is not attributable, directly or indirectly, to the action or inaction of Parent or Seller or any of their Representatives, and all of the other conditions set forth in this Article X have been satisfied, this condition shall be deemed to be satisfied with respect to, and Purchaser, Parent and Seller shall remain obligated to effect the Closing and Purchaser shall remain obligated to acquire the Membership Interests of, only those Companies in respect of which such Gaming Approvals have been obtained (and any Company with respect to which Gaming Approvals have not been obtained shall not be purchased, except as provided in Section 9.11), and the Base Purchase Price will be reduced, and the calculation of Estimated Adjustment and Final Adjustment will be adjusted, pursuant to Section 2.01 to reflect that Purchaser will not acquire the Membership Interests of any such Excluded Company and any condition in Section 10.02 that is not satisfied solely as it relates to an Excluded Company shall be disregarded.

(c)                                  Regulatory Approval.  (i) The FTC shall have either (A) accepted for public comment an Agreement Containing Consent Orders that includes a proposed Decision and Order that, if issued as a final order, would require Parent and Seller to divest the Purchased Assets to Purchaser as an FTC-approved acquirer, or (B) approved a petition to divest the Purchased Assets to Purchaser pursuant to an FTC Order, or (ii) any waiting period applicable to the Transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

(d)                                 Purchaser Master Lease.  The Purchaser Master Lease shall have been executed in accordance with the terms of the Lease Commitment Agreement and shall be in full force and effect.

Section 10.02                      Additional Conditions to Obligations of Purchaser to Effect the Closing.  The obligation of Purchaser to effect the Closing is subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived (to the extent legally permissible) in whole or in part in writing exclusively by Purchaser:

(a)                                 Representations and Warranties.  (i) Each of the representations and warranties of Parent contained in Section 5.01(a) (Organization of Parent), Section 5.02(a) (Authority), Section 5.02(c)(ii) (No Conflict with Governing Documents) and Section 5.04 (Brokers) (collectively, the “Parent Fundamental Representations”) shall be true and correct in all material respects both at and as of the Effective Date and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) each of the representations and warranties of Seller contained in Section 6.01(a) (Organization of Seller), Section 6.02(a) (Authority), Section 6.02(c)(ii) (No Conflict with Governing Documents) and Section 6.03 (Title to Membership Interests) (collectively, the “Seller Fundamental Representations”) shall be true and correct in all material respects both at and as of the date the Joinder is executed by Seller and delivered to Purchaser and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) each of the other representations and warranties contained in Article V, Article VI and Article VII (disregarding all qualifications as to “materiality”, “Seller Material Adverse Effect”, “Parent Material Adverse Effect”, “Company Material Adverse Effect” or similar materiality standard) shall be true and correct both at and as of the Effective Date (or, in the case of representations and warranties made by Sellers, as and at the date the Joinder is executed by such party and delivered to Purchaser) and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to “materiality”, “Seller Material Adverse Effect”, “Parent Material Adverse Effect”, “Company Material Adverse Effect” and similar qualifiers contained in such representations and warranties) has not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect (in the case of Article V), a Seller Material Adverse Effect (in the case of Article VI) or a Company Material Adverse Effect (in the case of Article VII).

(b)                                 Performance of Obligations of Parent and Seller.  (i) Parent shall have performed in all material respects all covenants, agreements and obligations required to be performed by Parent under this Agreement at or prior to the Closing, and (ii) Seller shall have performed in all material respects all covenants, agreements and obligations required to be performed by Seller under this Agreement at or prior to the Closing.

(c)                                  No Company MAE.  No Company Material Adverse Effect shall have occurred and be continuing; provided, however, that if a Company Material Adverse Effect shall have occurred and be continuing but no Ameristar Kansas City Material Adverse Effect or Ameristar St. Charles Material Adverse Effect shall have occurred and be continuing, then this condition will be deemed satisfied with respect to, and Purchaser will be obligated (subject to satisfaction of all of the other conditions in Section 10.01 and this Section 10.02) to effect the Closing and acquire the Membership Interests of only the following Companies: (i) Ameristar Kansas City, (ii) Ameristar St. Charles, (iii) Belterra, but only if no Belterra Material Adverse Effect shall have occurred and be continuing, and (iv) Belterra Park, but only if no Belterra Park Material Adverse Effect shall have occurred and be continuing (any such Company that Purchaser is not obligated to acquire pursuant to this Section 10.02(c) or Section 10.01(b), an “Excluded Company”), and the Base Purchase Price will be reduced, and the calculation of Estimated Adjustment and Final Adjustment will be adjusted, pursuant to Section 2.01 to reflect that Purchaser will not, and has no obligation to, acquire the Membership Interests of any Excluded Company and any condition in this Section 10.02 that is not satisfied solely as it relates to any such Excluded Company shall be disregarded.

(d)                                 Closing Certificates.  Purchaser shall have received (i) a certificate signed on behalf of Parent by an executive officer of Parent to the effect of clauses (a)(i), (a)(iii) (but, in the case of clause (a)(iii), only with respect to the representations and warranties of Parent) and (b)(i) above and (ii) a certificate signed by an executive officer of Seller to the effect of clauses (a)(ii), (a)(iii) (but, in the case of clause (a)(iii), only with respect to the representations and warranties of Seller) and (b)(ii) above.

(e)                                  Ancillary Agreements.  Each of Seller and Parent (or its applicable Subsidiary) shall have executed and delivered each Ancillary Agreement to which it is contemplated to be a party.

(f)                                   Joinder.  Each of Seller and the Companies shall have executed and delivered the Joinder to Purchaser.

Section 10.03                      Additional Conditions to Obligations of Parent and Seller to Effect the Closing.  The respective obligations of Parent and Seller to effect the Closing is subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived (to the extent legally permissible) in whole or in part in writing exclusively by Parent:

(a)                                 Representations and Warranties.  The representations and warranties of Boyd and Purchaser contained in Article VIII (disregarding all qualifications or exceptions contained as to “materiality,” “material adverse effect” and similar qualifiers contained in such representations and warranties) shall be true and correct both at and as of the Effective Date and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially delay Bobcat’s or Purchaser’s ability to consummate the Transaction.

(b)                                 Performance of Obligations of Purchaser.  Boyd and Purchaser shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)                                  Closing Certificate.  Parent and Seller shall have received a certificate signed on behalf of Boyd by an executive officer of Boyd to the effect of clauses (a) and (b) above.

(d)                                 Ancillary Agreements.  Boyd (or its applicable Subsidiary) shall have executed and delivered each Ancillary Agreement.

(e)                                  Merger.  The Merger shall have been consummated or shall be able to be consummated substantially simultaneously with the Transaction.

ARTICLE XI.
TERMINATION

Section 11.01                      Termination.  This Agreement may be terminated at any time prior to the Closing (with respect to Section 11.01(b) through Section 11.01(j), by written notice by Parent or Purchaser to the other party):

(a)                                 by mutual written agreement of Purchaser and Parent;

(b)                                 by any party, if the Merger Agreement is terminated pursuant to its terms;

(c)                                  by Parent or Purchaser, if the Closing does not occur prior to the earlier of (i) January 15, 2019 and (ii) the thirty (30) day anniversary of the closing date of the Merger (the “End Date”); provided, that, with respect to this clause (ii), Parent or Purchaser may extend the End Date for an additional period of up to 180 days if, as of the End Date, (A) the parties are cooperating in good faith to consummate the Transaction and (B) the applicable Gaming Authorities and/or the FTC, as applicable, permit such extension; provided, however that a party’s right to terminate this Agreement or extend the End Date under this Section 11.01(c) shall not be available to a party if such party’s failure to fulfill any of its respective obligations under this Agreement contributed to the failure of the Closing to occur prior to the then-applicable End Date;

(d)                                 by Parent or Purchaser, if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final Order or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the Transaction;

(e)                                  by Parent or Purchaser, upon receipt by Parent of written notice from the staff of the FTC or any other antitrust or gaming Governmental Entity (each, a “Relevant Authority”) that such staff of a Relevant Authority (A) has determined that Purchaser is not an acceptable purchaser of the Purchased Assets or (B) will not recommend this Agreement or the transactions contemplated hereby to the applicable Relevant Authority;

(f)                                   by Parent or Purchaser, if, after accepting an Agreement Containing Consent Order for public comment, the FTC withdraws such acceptance or determines that Purchaser is not an acceptable purchaser of the Purchased Assets and declines to issue a final FTC Order requiring Parent and Seller to divest the Purchased Assets to Purchaser;

(g)                                  by Parent or Purchaser, if Parent or Seller receives a Regulatory Nonsatisfaction Notice;

(h)                                 by Purchaser, if Parent or Seller has breached any representation, warranty, covenant or agreement on the part of Parent or Seller, respectively, set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 10.02(a) or Section 10.02(b)

to be satisfied and (ii) in the case of non-willful breaches that are capable of being cured, is not cured within thirty (30) calendar days after written notice thereof;

(i)                                     by Parent, if Boyd or Purchaser has breached any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 10.03(a) or Section 10.03(b) to be satisfied hereof and (ii) in the case of non-willful breaches that are capable of being cured, is not cured within thirty (30) calendar days after written notice thereof; or

(j)                                    by an Affected Party pursuant to Section 13.11; provided, that an Affected Party’s right to terminate this Agreement under this Section 11.01(j) shall not be available unless such Affected Party has complied with all of its obligations under Section 13.11.

Section 11.02                      Effect of Termination.

(a)                                 Liability.  In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall immediately become void, and there shall be no liability on the part of Parent, Purchaser or Seller, or their respective Affiliates or Representatives, other than pursuant to this Section 11.02; provided that, except as set forth in Section 11.02(d), nothing contained in this Section 11.02 shall relieve or limit the liability of any party for fraud or willful breach of this Agreement, including any breach permitting a party to terminate under Section 11.01(f) or Section 11.01(j).

(b)                                 Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such expenses, whether or not the Closing is consummated.

(c)                                  Merger Agreement Termination Fee.  If Parent receives any termination fee, liquidated damages or similar fee, or expense reimbursement, in each case to which Parent is or may be entitled under the Merger Agreement (any such fee or expense reimbursement, a “Break Fee”), Parent shall pay to Purchaser promptly (and in any event within two (2) Business Days after receiving any such Break Fee) an amount equal to 20% (the “Purchaser Fee Percentage”) of the aggregate of all such Break Fees (such amount, the “Purchaser Fee”).  In no event shall Parent be required to pay to Purchaser any portion of the aggregate Break Fees in excess of the amount of the Purchaser Fee.  Upon the payment by Parent to Purchaser of the Purchaser Fee, neither Parent nor any of its respective Affiliates shall have any further liability of any kind, whether at law or in equity, in tort or in contract or otherwise, in connection with the Transaction, this Agreement, the Merger or the Merger Agreement.

(d)                                 Merger Agreement Reverse Termination Fee.  If the Merger Agreement is terminated and Parent pays any reverse termination fee, liquidated damages or similar fee, or expense reimbursement to Seller in accordance with the terms of the Merger Agreement (any such fee, damages or expense reimbursement paid by Parent, a “Reverse Break Fee”) and the termination of the Merger Agreement and Parent’s liability to pay to Seller such Reverse Break Fee thereunder is primarily and directly attributable to a material breach of this Agreement by Purchaser (“Material Purchaser Breach”), then Purchaser shall pay to Parent an amount equal to the Purchaser Fee Percentage multiplied by the Reverse Break Fee; provided that such amount required to be paid by Purchaser to Parent shall in no event exceed $42,000,000, unless such

Material Purchaser Breach was willful or fraudulent and Purchaser had the specific intent to cause a Material Purchaser Breach or such that one or more of the conditions in Section 10.01 or Section 10.03 is not satisfied, in which case, such amount to be paid by Purchaser to Parent shall in no event exceed $58,000,000 (the “Maximum RTF Amount”, and any amount to be paid by Purchaser to Parent pursuant to this Section 11.02(d), the “Reverse Termination Fee”).  Purchaser shall pay Parent the Reverse Termination Fee within two (2) Business Days of Parent paying any Reverse Break Fee to Seller. In no event shall Purchaser be required to pay more than one Reverse Termination Fee and in no event shall Purchaser be liable for any amount in excess of the Maximum RTF Amount. Upon the payment by Purchaser to Parent of the Reverse Termination Fee, neither Purchaser nor Boyd nor any of their respective Affiliates shall have any further liability of any kind, whether at law or in equity, in tort or in contract or otherwise, in connection with the Transaction, this Agreement, the Merger or the Merger Agreement.

(e)                                  Each of the parties acknowledges that the Purchaser Fee and the Reverse Termination Fee are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent or Purchaser, as the case may be, in the circumstances in which such Purchaser Fee or the Reverse Termination Fee is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(f)                                   Each of Parent, Boyd and Purchaser acknowledges that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent, Boyd and Purchaser would not have entered into this Agreement.  Accordingly, if a party fails to pay in a timely manner any amount due pursuant to this Section 11.02, then such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related actions commenced and pay interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(g)                                  Specific Performance and Other Remedies.   For the avoidance of doubt, prior to exercising any right of termination under Section 11.01, the non-breaching parties may, but shall not be required to, seek specific enforcement or other available remedies in accordance with Section 13.02(d).

Section 11.03                      Rescission.  In the event the FTC shall not have approved on or prior to the Closing Date the FTC Order issued by it in disposition of its proceeding relating to the Merger, and following the Closing Date, the FTC shall have notified (such notification, the “Regulatory Nonsatisfaction Notice”) Parent or Seller in writing that, for purposes thereof, Purchaser would not be an acceptable purchaser of the Purchased Assets and that the Transaction is required to be rescinded, then Parent or Seller shall give prompt written notice thereof to Purchaser (which notice shall include a copy of the Regulatory Nonsatisfaction Notice) and the parties shall promptly take all actions as may be necessary or desirable to rescind the consummation of the transactions contemplated hereby and to restore to each party its rights, powers and obligations as in existence immediately prior to the Closing, including (a) Seller refunding to Purchaser all funds received by Seller from Purchaser as payment of the Purchase Price, (b) execution by Purchaser of such assignments, transfers and other documents and instruments as may be necessary or desirable to convey, assign and transfer back to Seller all of Purchaser’s right, title and interest in and to the Purchased Assets and (c) execution by Seller of such assumptions and other documents and instruments as may be necessary or desirable to relieve Purchaser of all liability for any Assumed Liabilities existing on the Closing Date.

ARTICLE XII.
SURVIVAL; INDEMNIFICATION

Section 12.01                      Survival of Representations, Warranties, Covenants and Agreements.

(a)                                 The representations and warranties in this Agreement made by Seller in Article VI and by Parent and Seller in Article VII shall not survive the Closing.  The Parent Fundamental Representations and the representations and warranties of Boyd and Purchaser contained in Section 8.01 (Organization of Purchaser), Section 8.02(a) (Authority), Section 8.02(b)(i)(A) (No Conflict with Organizational Documents) shall survive indefinitely.  The other representations and warranties of Parent contained in Article V and the other representations and warranties of Boyd and Purchaser contained in Article VIII shall survive for a period of eighteen (18) months after the Closing Date.  The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty.  The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period applicable to such representation or warranty.  The termination of the representations and warranties provided herein shall not affect a party in respect of any claims set forth in a Notice given pursuant to Section 12.03 prior to the expiration of the applicable Survival Period provided herein.  All covenants or other agreements in this Agreement to be performed by Parent, Boyd or Purchaser at or prior to the Closing shall survive the Closing until the date that is twelve (12) months after the Closing Date (it being understood that written notice of a claim for breach of such covenant or agreement must be given by Purchaser to the Sellers or by the Sellers to Purchaser, as applicable, in accordance with the provisions hereof prior to such time) and any covenants or other agreements to be performed after the Closing by Parent, Seller, Boyd or Purchaser shall survive the Closing in accordance with their terms.

Section 12.02                      Indemnification.

(a)                                 From and after the Closing, Parent shall indemnify, save and hold harmless Boyd and its Affiliates and its and their respective Representatives (each, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, judgements, awards and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys’ fees and any amounts paid in settlement of the foregoing (herein, “Damages”), incurred in connection with, arising out of, or resulting from:

(i)                                     any breach of any representation or warranty made by Parent in Article V;

(ii)                                  any breach of any covenant or agreement to be performed by Parent or Seller (with respect to Seller, only such covenants and agreements to be performed from and after the Closing) in this Agreement;

(iii)                               any Retained Liability (including any failure of Parent to pay, or perform or otherwise promptly discharge any Retained Liability); and

(iv)                              any Indebtedness of the Companies outstanding after the Closing not otherwise taken into account in the Final Adjustment.

(b)                                 From and after the Closing, Boyd shall indemnify, save and hold harmless Parent and its Affiliates and its and their Representatives and successors (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, or resulting from:

(i)                                     any breach of any representation or warranty made by Boyd or Purchaser in Article VIII;

(ii)                                  any breach of any covenant or agreement to be performed by Boyd or Purchaser in this Agreement; and

(iii)                               any Assumed Liability (including any failure of Purchaser or its Affiliates to pay, or perform or otherwise promptly discharge any Assumed Liability).

Section 12.03                      Procedure for Claims between Parties.  If a claim for Damages is to be made by a Purchaser Indemnified Party or Parent Indemnified Party (each, an “Indemnified Party”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article XII.  Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

Section 12.04                      Defense of Third Party Claims.

(a)                                 The right of an Indemnified Party with respect to Damages resulting from the assertion of liability by a third party shall be subject to the terms and conditions of this Section 12.04.  If any Proceeding is initiated against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Article XII may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as practicable.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

(b)                                 Except as set forth in this Section 12.04, the Indemnifying Party shall be entitled to:

(i)                                     take control of and conduct the defense and investigation of such Third Party Claim by written notice to the Indemnified Party;

(ii)                                  employ and engage attorneys of its own choice (provided, that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or that there exists a conflict of interest, in which event such Indemnified Party shall be entitled to separate counsel (provided, that such counsel is reasonably acceptable to the Indemnifying Party); and

(iii)                               compromise or settle such Third Party Claim, which compromise or settlement shall be made either (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party under the terms of this Agreement;

provided, however, that the Indemnifying Party will not have the right to take control of and conduct the defense if such Third Party Claim involves an injunction or equitable relief, non-monetary claims, or criminal liability, in which case, the Indemnified Party will take control and conduct the defense, compromise and settlement of such Third Party Claim (but such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                                  If the Indemnifying Party elects to take control and conduct the defense of a Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall reasonably cooperate with each other in any notifications to insurers.

(d)                                 If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to take control and conduct the defense of, and to compromise or settle, such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)                                  If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

Section 12.05                      Limitations on and Additional Terms of Indemnity.

(a)                                 Except in the case of fraud or a willful breach, no Purchaser Indemnified Party shall be entitled to indemnification from Parent pursuant to Section 12.02(a)(i) (other than with respect to a breach of any Parent Fundamental Representation) unless the aggregate claims for Damages of Purchaser Indemnified Parties for which indemnification is sought pursuant to Section 12.02(a)(i) (other than with respect to a breach of any Parent Fundamental Representation) exceed $5,000,000 (the “Threshold”), in which event Parent shall be liable for all indemnifiable Damages in excess of the Threshold; provided, that an indemnifying party shall not have any liability under Section 12.02(a)(i) for any individual items where the Damages relating thereto is less than $150,000, and such items shall not be aggregated or included for purposes of determining the Threshold.

(b)                                 Except in the case of fraud or a willful breach, no Parent Indemnified Party shall be entitled to indemnification from Boyd pursuant to Section 12.02(b)(i) (other than with respect to a breach of any Purchaser Fundamental Representation) unless the aggregate claims for Damages of Parent Indemnified Parties for which indemnification is sought pursuant to Section 12.02(b)(i) (other than with respect to a breach of any Purchaser Fundamental Representation) exceed the Threshold, in which event Purchaser shall be liable for all indemnifiable Damages in excess of the Threshold; provided, that an indemnifying party shall not have any liability under Section 12.02(b)(i) for any individual items where the Damages relating thereto is less than $150,000, and such items shall not be aggregated or included for purposes of determining the Threshold.

(c)                                  Except in the case of fraud or willful breach, Parent shall not be liable to the Purchaser Indemnified Parties for indemnification claims under Section 12.02(a) in an aggregate amount exceeding the sum of the Base Purchase Price and the EBIDTA Adjustment.

(d)                                 Except in the case of fraud or willful breach, Boyd shall not be liable to the Parent Indemnified Parties for indemnification claims under Section 12.02(b) in an aggregate amount exceeding the sum of the Base Purchase Price and the EBIDTA Adjustment.

(e)                                  In determining whether there has been any breach of any representation or warranty of a party for the purposes of this Article XII, any materiality or “Parent Material Adverse Effect” or “Purchaser Material Adverse Effect” or similar materiality standard shall be disregarded.

(f)                                   In calculating the amount of any Damages payable to a Purchaser Indemnified Party or Parent Indemnified Party hereunder, (i) the amount of the Damages shall not be duplicative of any other Damages for which an indemnification claim has been made, (ii) any materiality or “Parent Material Adverse Effect” or “Purchaser Material Adverse Effect” or similar materiality standard shall be disregarded standard or qualification contained in any representation or warranty shall, in respect of the breach of or inaccuracy such representation or warranty, be disregarded, and (iii) shall be computed net of any amounts actually recovered by such Purchaser Indemnified Party, Parent Indemnified Party or their respective Affiliates, as applicable, under any insurance policy with respect to such Damages (net of any out-of-pocket costs of investigation of the underlying claim and collection, including attorney fees, any increase in insurance premiums, collection costs and other additional insurance costs related to any claim in respect of such Damages).  If a party pays a Purchaser Indemnified Party or Parent Indemnified Party, as applicable, for a claim and subsequently insurance proceeds in respect of such claim are collected by the such Purchaser Indemnified Party or Parent Indemnified Party, then Parent or Boyd, as applicable, shall promptly remit the insurance proceeds up to the amount paid by Parent or Purchaser to such Purchaser Indemnified Party or Parent Indemnified Party.

(g)                                  Except as set forth in Section 5.07, the representations, warranties, covenants and obligations of Boyd, Purchaser, Parent and Seller, as the case may be, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Boyd, Purchaser, Parent or Seller or any of their respective Representatives with respect to, or any knowledge acquired (or capable of being acquired) by Boyd, Purchaser, Parent or Seller or any of their respective Representatives, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation as aforesaid.  The waiver by Purchaser or Parent of any of the conditions to Closing set forth in this Agreement will not affect or limit the provisions of this Article XII.

(h)                                 Damages pursuant to Section 12.02(a)(i)-(iv) or Section 12.02(b)(i)-(iii) shall include only actual losses and out-of-pocket expenses incurred and shall exclude (i) special, exemplary or punitive Damages, (ii) consequential or indirect damages that were not reasonably foreseeable, (iii) lost opportunities and other similar speculative Damages and (iv) diminution or reduction in value damages premised upon application of a multiplier, except, in each case (i) — (iv), to the extent arising from any Third Party Claim.

(i)                                     Upon and becoming aware of any event which is reasonably likely to give rise to Damages subject to indemnification hereunder, each Purchaser Indemnified Party and Parent Indemnified Party shall use commercially reasonable efforts to mitigate the Damages arising from such events.

(j)                                    Parent shall have no obligation under this Article XII to indemnify any Purchaser Indemnified Party to the extent such Damages were taken into account in the final calculation of the Final Closing Statement.

Section 12.06                      Exclusive Remedy.  After the Closing, except with respect to fraud, the indemnities provided in this Article XII shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement (it being understood that nothing in this Article XII or elsewhere in this Agreement shall affect the parties’ rights or remedies with respect to matters set forth in Section 3.03); provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.  Without limiting the foregoing, Boyd and Parent each hereby waive (and, by their acceptance of the benefits under this Agreement, each Purchaser Indemnified Party and Parent Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from fraud) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, disclosure letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce or pursuant to the provisions of this Article XII).

Section 12.07                      Treatment of Indemnification Payments.  All indemnification payments made pursuant to this Article XII shall be treated by the parties for income Tax purposes as adjustments to the Final Purchase Price, unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law).

ARTICLE XIII.
MISCELLANEOUS

Section 13.01                      Definitions.

(a)                                 For purposes of this Agreement, the term:

“2017 Ameristar Kansas City EBITDA” means, for the twelve (12) month period ending on December 31, 2017, the consolidated net income or loss (in each case, adjusted to take into account any rent expense (as it would be calculated under the Purchaser Master Lease, if the Purchaser Master Lease were in effect during calendar year 2017), if consolidated net income (or loss) does not already take into account all such rent expense) of Ameristar Kansas City on a consolidated basis for such period, determined in accordance with the terms of this Agreement and otherwise consistent with the Seller Financial Statements and GAAP; provided, however, that without duplication and in each case only to the extent included in calculating consolidated net income for such period, the following items shall be excluded: (i) income tax expense; (ii) interest expense; (iii) depreciation and amortization expense; (iv) amortization of intangible assets; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries); (vi) reorganization items; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations; (viii) any effect of a change in accounting principles or policies; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and (x) any nonrecurring gains or losses.

“2017 Ameristar St. Charles EBITDA” means, for the twelve (12) month period ending on December 31, 2017, the consolidated net income or loss (in each case, adjusted to take into account any rent expense (as it would be calculated under the Purchaser Master Lease, if the Purchaser Master Lease were in effect during calendar year 2017), if consolidated net income (or loss) does not already take into account all such rent expense) of Ameristar St. Charles on a consolidated basis for such period, determined in accordance with the terms of this Agreement and otherwise consistent with the Seller Financial Statements and GAAP; provided, however, that without duplication and in each case only to the extent included in calculating consolidated net income for such period, the following items shall be excluded: (i) income tax expense; (ii) interest expense; (iii) depreciation and amortization expense; (iv) amortization of intangible assets; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries); (vi) reorganization items; (vii) any impairment charges or asset write-offs, non-

cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations; (viii) any effect of a change in accounting principles or policies; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and (x) any nonrecurring gains or losses.

“2017 Belterra EBITDA” means, for the twelve (12) month period ending on December 31, 2017, the consolidated net income or loss (in each case, taking into account any rent expense (as it would be calculated under the Purchaser Master Lease, if the Purchaser Master Lease were in effect during calendar year 2017), if consolidated net income (or loss) does not already take into account all such rent expense) of Belterra on a consolidated basis for such period, determined in accordance with the terms of this Agreement and otherwise consistent with the Seller Financial Statements and GAAP; provided, however, that without duplication and in each case only to the extent included in calculating consolidated net income for such period, the following items shall be excluded: (i) income tax expense; (ii) interest expense; (iii) depreciation and amortization expense; (iv) amortization of intangible assets; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries); (vi) reorganization items; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations; (viii) any effect of a change in accounting principles or policies; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and (x) any nonrecurring gains or losses.  For the avoidance of doubt, the 2017 Belterra EBITDA shall be increased by $2,268,000 (the agreed value of the Tax credit assigned between Belterra and Ameristar East Chicago Holdings, LLC).

“2017 Belterra Park EBITDA” means, for the twelve (12) month period ending on December 31, 2017, the consolidated net income or loss (in each case, taking into account any rent expense (as it would be calculated under the Purchaser Master Lease, if the Purchaser Master Lease were in effect during calendar year 2017), if consolidated net income (or loss) does not already take into account all such rent expense) of Belterra Park on a consolidated basis for such period, determined in accordance with the terms of this Agreement and otherwise consistent with the Seller Financial Statements and GAAP; provided, however, that without duplication and in each case only to the extent included in calculating consolidated net income for such period, the following items shall be excluded: (i) income tax expense; (ii) interest expense; (iii) depreciation and amortization expense; (iv) amortization of intangible assets; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries); (vi) reorganization items; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations; (viii) any effect of a change in accounting principles or policies; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and (x) any nonrecurring gains or losses.

“2017 Company EBITDA” means, as applicable, 2017 Ameristar Kansas City EBITDA, 2017 Ameristar St. Charles EBITDA, 2017 Belterra EBITDA or 2017 Belterra Park EBITDA.

“2017 EBITDA” means the sum of (i) 2017 Ameristar Kansas City EBITDA, plus (ii) 2017 Ameristar St. Charles EBITDA, plus (iii) 2017 Belterra EBITDA, plus (iv) 2017 Belterra Park EBITDA.

“Accounts Receivable” means all accounts receivable (including receivables and revenues for food, beverages, telephone and casino credit), notes receivable or overdue accounts receivable, in each case, due and owing by any third party.

“Acquisition Proposal” means any proposal by a Person (other than a Governmental Entity) for (i) any acquisition of any of the Companies, whether by way of merger, consolidation, joint venture, business combination, reorganization, recapitalization, share exchange, liquidation, dissolution or other similar transaction; (ii) any direct or indirect (including by any license or lease) sale, lease, exchange, transfer or other disposition of all or a substantial portion of the Purchased Assets or any of the Casinos; or (iii) any sale, issuance or exchange of any equity securities (including securities or instruments involving, settled by reference to, convertible into, or exchangeable or exercisable for equity securities) of any of the Companies.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person; provided, that, (a) none of Parent or its Affiliates shall be construed as Affiliates of Seller or its Affiliates (including the Companies) prior to the Closing and (b) none of Seller or its Affiliates (including the Companies) shall be construed as Affiliates of Parent or its Affiliates prior to the closing; provided, further, that, from and after the Closing, (i) none of the Companies shall be considered an Affiliate of Parent or any of its Affiliates and (ii) none of Parent or its Affiliates shall be considered an Affiliate of any of the Companies.

“Agreement Containing Consent Order” means that certain Agreement Containing Consent Order of the FTC in connection with the Merger pursuant to the Merger Agreement.

“Amenity Services” means food, beverage, hotel, spa, shopping, entertainment, and other services provided at a Casino.

“Ameristar Kansas City Base Purchase Price” means $185,023,000.

“Ameristar Kansas City Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of  Ameristar Kansas City and its Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Ameristar Kansas City or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction, (4) any taking of any action at the request of Boyd or Purchaser, (5) the Merger or any consequences resulting therefrom or from any sale to Lessor contemplated by this Agreement or the Merger Agreement or any consequences resulting therefrom, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the Transaction, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by Ameristar Kansas City to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, an Ameristar Kansas City Material Adverse Effect) or (10) any internal restructurings contemplated in this Agreement or the Merger Agreement; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting Ameristar Kansas City and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Ameristar Kansas City and its Subsidiaries are expected to operate from and after the Closing.

“Ameristar St. Charles Base Purchase Price” means $270,842,000.

“Ameristar St. Charles Material Adverse Effect”  means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of  Ameristar St. Charles and its Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Ameristar St. Charles or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction, (4) any taking of any action at the request of Boyd or Purchaser, (5) the Merger or any consequences resulting therefrom or from any sale to Lessor contemplated by this Agreement or the Merger Agreement or any consequences resulting therefrom, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the Transaction, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by Ameristar St. Charles to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, an Ameristar St. Charles Material Adverse Effect) or (10) any internal restructurings contemplated in this Agreement or the Merger Agreement; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting Ameristar St. Charles and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Ameristar St. Charles and its Subsidiaries are expected to operate from and after the Closing.

“Ancillary Agreements” means the Assignment of Interests Agreement, the Transition Services Agreement and the Brand License Agreement.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the

Federal Trade Commission Act of 1914, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assignment of Membership Interests Agreement” means the assignment of membership interests agreement and cross-receipt attached as Exhibit A hereto.

“Assumed Liability” means any and all Liabilities, whether incurred prior to, on or after the Closing, relating to, arising out of, or resulting from, (a) the Business or the Purchased Assets, including the Assumed Employee Liabilities, those Liabilities set forth on Section 13.01(a) of the Parent Disclosure Letter and (b) actions (or inactions) of Purchaser its Affiliates, or actions (or inactions) taken by Parent or its Affiliates at Purchaser’s request, under Section 9.23.

“Belterra Base Purchase Price Allocation” means $81,731,000.

“Belterra Material Adverse Effect”  means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of  Belterra and its Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Belterra or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction, (4) any taking of any action at the request of Boyd or Purchaser, (5) the Merger or any consequences resulting therefrom or from any sale to Lessor contemplated by this Agreement or the Merger Agreement or any consequences resulting therefrom, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the Transaction, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by Belterra to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, an Belterra Material Adverse Effect) or (10) any internal restructurings contemplated in this Agreement or the Merger Agreement; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting Belterra and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Belterra and its Subsidiaries are expected to operate from and after the Closing.

“Belterra Park Base Purchase Price” means $36,238,000.

“Belterra Park Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of  Belterra Park and its Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Belterra Park or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction, (4) any taking of any action at the request of Boyd or Purchaser, (5) the Merger or any consequences resulting therefrom or from any sale to Lessor contemplated by this Agreement or the Merger Agreement or any consequences resulting therefrom, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the Transaction, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by Belterra Park to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, an Belterra Park Material Adverse Effect) or (10) any internal restructurings contemplated in this Agreement or the Merger Agreement; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting Belterra Park and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Belterra Park and its Subsidiaries are expected to operate from and after the Closing.

“Brand License Agreement” means the brand license agreement, to be dated as of the Closing Date, by and between Purchaser and Parent in the form of Exhibit D hereto.

“Business” means the business of the Companies and their Subsidiaries conducted as of the Effective Date, including operating casinos and related hospitality and entertainment businesses.  For the avoidance of doubt, the “Business” shall not include, and the following shall not, directly or indirectly, be transferred to Purchaser in connection with the Transaction:  any Retained Liabilities.

“Business Day” means each day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cage Cash” means all cash and cash equivalents located at the Casinos, including cash negotiable instruments and other cash equivalents contained in the cages, ATMs, slot booths, count rooms, drop boxes and other gaming devices, cash on hand for the Casinos managers’ petty cash fund and cashiers’ banks, coins and slot hoppers, carousels, slot vault and poker bank, at the Casinos as of at the end of the gaming day for each Company, as determined by Seller and Purchaser, immediately prior to the Closing Date (or at such other day or time, as mutually agreed by Purchaser, Parent and Seller) as determined by the Cash Count.

“Cash” means the aggregate of all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, bank accounts, deposits, marketable securities and other similar cash items (excluding Cage Cash but including all cash in the retail, restaurant and other non-gaming areas of the Casino), and in the case of any such Cash denominated in a currency other than U.S. dollars, valuing such foreign Cash in U.S. dollars at the applicable exchange rate in effect on the opening of business on the day prior to the Closing Date (as reported by Bloomberg L.P.).

“Casino Database Records” means the following data and information, whether stored digitally, electronically, magnetically, or in any other format, contained in a Property Database or Seller’s enterprise-wide customer database relating to Shared Customers and Divestiture Only Customers: (a) each Person’s personal and demographic information, including, without limitation, the customer’s name, address, phone number, social security number, birth date, gender, email, contact preference and disassociated patron status (all where available); (b) each Person’s transactional history at any Casino and/or each person’s patronage, purchase, and use of Casinos Services during visits to any such Casino, including the dates, game types, average wager, times, length of visits, and hotel room reservation details (i.e., room types, dates, booked rates for future reservations, payment method); (c) all data and information relating to the value spent or lost by persons during their visits to any Casino or value as a consumer of Casino Services at any Casino, including information such as each customer’s total actual win or loss, total theoretical win or loss value, average daily worth (ADW), average daily theoretical value (ADT or THEO), or other metrics related to the customer’s transaction history or purchases of Casino Services at such Casino; and (d) each Person’s tier status in the Customer Loyalty Program (including the enterprise-wide tier status) and total comp balance for all of Seller’s and its Subsidiaries casinos in the aggregate (including the casinos of Seller and its Subsidiaries other than the Casinos); (e) the identify of each Excluded Customer; (f) incentives extended to (whether or not redeemed) customers of any Casino, including special event invitations, gaming incentives (including downloadable slot credits, table games match play, free bet offers and other similar incentives); (g) any other data and information customarily used by Seller or its Subsidiaries at any Casino to market or sell Casino Services to persons, including, but not limited to, Twitter accounts, and Facebook accounts; and (h) demographic, preference and other (i) captured from the HAlo enterprise loyalty program system, (ii) maintained in connection with the mychoice website guest portal (including PIN data, email preferences, contact preferences and other similar information), (iii) contained in hosted customer relationship management systems (including guest contact history, host bonus goals and calculation), (iv) regarding mileage and database lifecycle score, (v) regarding yield management score and (vi) regarding group sales (including lead, contact, room count, food and beverage spend and similar information), in each case to the extent available in the Property Database for any Casino.

“Casino Services” means Gaming Services and Amenity Services.

“Casinos” means (a) the casino located at 3200 North Ameristar Drive, Kansas City, MO 64161 and commonly known as Ameristar Casino Hotel Kansas City, (b) the casino located at 1 Ameristar Blvd, St. Charles, MO 63301 and commonly known as Ameristar Casino Resort Spa St. Charles, (c) the casino located at 777 Belterra Drive, Florence IN 47020 and commonly known as Belterra Casino Resort, and (d) the casino and racetrack located at 6301 Kellogg Rd, Cincinnati, OH 45230 and commonly known as Belterra Park.  Each of the Casinos is referred to individually herein as a “Casino”.

“Closing Cash” means the aggregate Cash of the Companies and their Subsidiaries as of 12:01 a.m. Central Time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each Employee Benefit Plan sponsored, maintained or contributed to solely by any of the Companies or any of their respective Subsidiaries or under which the Companies or any of their respective Subsidiaries may have any obligation or Liability (whether actual or contingent).

“Company Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of  the Companies and their respective Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which the Companies or any of their respective Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 6.02(a) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of Boyd or Purchaser, (5) the Merger or any consequences resulting therefrom or from any sale to Lessor contemplated by this Agreement or the Merger Agreement or any consequences resulting therefrom, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the Transaction, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by the Companies to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect) or (10) any internal restructurings contemplated in this Agreement or the Merger Agreement; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting the Companies and their respective Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Companies and their respective Subsidiaries are expected to operate from and after the Closing.

“Company Purchase Price Allocation” means: (i) with respect to Ameristar Kansas City, the Ameristar Kansas City Base Purchase Price, (ii) with respect to Ameristar St. Charles, the Ameristar St. Charles Base Purchase Price, (iii) with respect to Belterra, the Belterra Base Purchase Price and (iv) with respect to Belterra Park, the Belterra Park Base Purchase Price.

“Company Registrations” means all patents, patent applications, registrations and applications for trademarks, registrations and applications for copyrights, in each case that are registered or filed in the name of the Company or any of its Subsidiaries.

“Confidentiality Agreement” means the confidentiality agreement dated as of February 28, 2017, between Boyd and Penn.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, mortgage, indenture, instrument, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, or employment agreement.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 or 4971 of the Code, or (d) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Customer Deposits” means all security and other deposits, advance or pre-paid rents or other amounts and key money or deposits (including any interest thereon) received by the applicable Companies relating to rooms, services and/or events and Front Money.

“Customer Loyalty Program” means the mychoice player loyalty program of Parent and its Affiliates.

“Data Room” means the virtual data room established and managed by Seller relating to the Companies.

“Decision and Order” means that certain Decision and Order of the FTC in connection with the Merger pursuant to the Merger Agreement.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), excluding any Multiemployer Plan, and each other stock purchase, stock option, severance, employment, change-in-control, bonus, incentive, deferred compensation or other employee benefit or compensation plan, program or arrangement, that is maintained, sponsored or contributed to by Seller or its Affiliates for the benefit of Property Employees or their dependents or beneficiaries.

“Environmental Law” means any Law in effect as of the date hereof relating to pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990 and analogous foreign, provincial, state and local Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in

Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Estimated Closing Cash” means Seller’s good faith estimate of the Closing Cash as of 12:01 a.m. Central Time on the Closing Date.

“Estimated Closing Indebtedness” means Seller’s good faith estimate of the Indebtedness of the Companies and their Subsidiaries that remains unpaid as of 12:01 a.m. Central Time on the Closing Date.

“Estimated EBITDA Adjustment” means Seller’s good faith estimate of the EBITDA Adjustment.

“Estimated Transaction Expenses” means Seller’s good faith estimate of the Transaction Expenses that remain unpaid as of 12:01 a.m. Central Time on the Closing Date.

“Estimated Closing Net Working Capital” means Seller’s good faith estimate of the Net Working Capital of the Companies, on a consolidated basis, as of 12:01 a.m. Central Time on the Closing Date.

“Estimated Closing Net Working Capital Overage” means the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital.

“Estimated Closing Net Working Capital Shortage” means the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital.

“Excluded Customer” means a Person who has been identified by Seller and its Subsidiaries (i) as having voluntarily self-excluded himself or herself from a casino facility or (ii) as having been involuntarily excluded under Law, including those individuals listed on the Indiana Gaming Commission Voluntary Exclusion Program, Missouri Gaming Commission List of Disassociated Persons, Missouri Gaming Commission Involuntary Exclusion List, Ohio Casino Control Commission Voluntary Exclusion Program, and Ohio Casino Control Commission Involuntary Exclusion List.

“Existing Master Lease” means that certain Master Lease, dated as of April 28, 2016, by and between Pinnacle Entertainment, Inc., a Delaware corporation (as predecessor by merger to Lessor), as landlord, and Seller Subsidiary, as tenant, as amended by (i) that certain First Amendment to Master Lease, dated as of August 29, 2016, by and between Lessor, as landlord, and Seller Subsidiary, as tenant, (ii) that certain Second Amendment to Master Lease, dated as of October 25, 2016, by and between Lessor, as landlord, and Seller Subsidiary, as tenant, and (iii) that certain Third Amendment to Master Lease, dated as of March 24, 2017, by and between Lessor, as landlord, and Seller Subsidiary, as tenant.

“Final Closing Cash” means the Closing Cash as of 12:01 a.m. Central Time on the Closing Date as set forth in the Final Closing Statement.

“Final Closing Indebtedness” means the Indebtedness of the Companies and their Subsidiaries as of 12:01 a.m. Central Time on the Closing Date, as set forth in the Final Closing Statement.

“Final Closing Net Working Capital” means the Net Working Capital as of 12:01 a.m. Central Time on the Closing Date] as set forth in the Final Closing Statement.

“Final Closing Net Working Capital Overage” means the amount, if any, by which the Final Closing Net Working Capital is greater than the Target Net Working Capital.

“Final Closing Net Working Capital Shortage” means the amount, if any, by which the Final Closing Net Working Capital is less than the Target Net Working Capital.

“Final Transaction Expenses” means the Transaction Expenses that remained unpaid as of 12:01 a.m. Central Time on the Closing Date, as set forth in the Final Closing Statement.

“fraud” means actual fraud.

“Front Money” means all money stored on deposit in a Casino cage belonging to, and stored in an account for, any Person who is not a Company or an Affiliate of a Company.

“GAAP” means generally accepted accounting principles in the United States.

“Gaming Approvals” means all approvals from the Missouri Gaming Commission, Ohio State Racing Commission, Ohio Lottery Commission and Indiana Gaming Commission that are necessary in order to allow the Companies, upon the consummation of the transaction, to continue their operation of such Companies’ respective gaming activities (provided that “gaming activities” shall not include the service of food or beverages or any other non-gaming activities, regardless of whether any such activities are conducted within the same physical space as gaming activities or in conjunction with such gaming activities).

“Gaming Authorities” means any Governmental Entity with regulatory control or jurisdiction over the conduct of lawful gaming or gambling in any jurisdiction in which any of the Casinos is located.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance (including zoning), rule, regulation, permit (including land use), consent, registration, finding of suitability, approval, license, judgment, Order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to casino or gaming activities or operations.

“Gaming Services” means services for slot, video poker, table gaming, and any other gambling lawfully permitted at a Casino.

“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws of such corporation; (b) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement of such limited liability company; (c) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (d) any amendment or supplement to any of the foregoing.

“Governmental Entity” means court, arbitral body administrative agency, commission, Gaming Authority or other governmental or regulatory authority or instrumentality.

“Hazardous Materials” means any substance, waste, liquid or gaseous or solid matter which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, in each case regulated by any Environmental Laws.

“Indebtedness” of any Person means without duplication (a) indebtedness for borrowed money, including any related interest, prepayment penalties or premiums, fees and expenses, (b) amounts owing as deferred purchase price for property or services (other than trade payables and accrued expenses that are current liabilities), including all capital leases, seller notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses, (d) net obligations under any interest rate, currency or other hedging agreement, (e) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (d) above, (f) all obligations of the kind referred to in clauses (a) through (e) above secured by (or which the holder of any such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including accounts and Contract rights) owned or held by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (g) Customer Deposits and (h) Progressive Liabilities; provided, that Indebtedness shall not include any intercompany indebtedness owing by one Company to another Company.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interpretations thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names and internet addresses.

“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“Joinder” means the joinder agreement in the form of Exhibit C hereto.

“Law” means any foreign or domestic law, statute, code, ordinance, resolution, rule, regulation, Order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

“Liability” or “Liabilities” means, in respect of any Person, any and all Indebtedness, liabilities or obligations, whether known or unknown, absolute or contingent, accrued or unaccrued, secured or unsecured, or liquidated or unliquidated, or deficiencies, judgments, settlements, assessments, losses, damages (including consequential damages, lost profits, and any punitive or treble damages that are finally judicially determined), fines, Taxes, debts, penalties, costs, expenses (including reasonable legal, accounting and other costs and expenses of advisors incurred in connection with investigating, arbitrating, mediating, litigating, defending, settling or otherwise satisfying any and all actions, assessments, judgments or appeals, or in seeking indemnification therefor, and interest on any of the foregoing to the extent that interest is awarded thereon).

“Liens” means any mortgage, deed of trust, pledge, option, right of first refusal or first offer, conditional sale, lien, exclusive Intellectual Property License, option to obtain an exclusive Intellectual Property License, security interest, claims, pledges, agreements, limitations on voting rights, conditional or installment sale agreement, charges or other claims or other encumbrances or restrictions on transfer of any nature.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means, as of the relevant date, (i) the consolidated current assets of the Companies (including any prepaid rent under the Existing Master Lease), minus (ii) the consolidated current liabilities of the Companies (including any accrued Liabilities under the Existing Master Lease); provided, however, that in no event shall “Net Working Capital” include any amounts that are included in or with respect to (a) Indebtedness or Cash, (b) intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated prior to the Closing, (c) Retained Liabilities or (d) Liabilities or payments that are expressly required to be paid at or following the Closing by Parent or Seller pursuant to this Agreement; provided, further, “Net Working Capital” shall exclude (1) any deferred Tax assets or deferred Tax Liabilities (2) any liabilities for Transfer Taxes.  An example calculation of the Net Working Capital is attached as Exhibit B.

“Order” means any judgment, award, decision, order, decree, writ, injunction, assessment or ruling entered or issued by any Governmental Entity.

“Other IP” means any Intellectual Property not covered by the Brand Licensing Agreement.

“Parent Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate would reasonably be expected to prevent or materially impede, materially hinder or materially delay the consummation by Parent of the Transaction.

“to the Knowledge of Parent” or “Known to Parent” means the actual knowledge of Timothy J. Wilmott, William J. Fair and Carl Sottosanti.

“Payment Recipient” means, prior to the closing of the Merger, Seller, or any Person designated by Seller in writing to Purchaser prior to the Closing, and after the closing of the Merger, Parent.

“Permit” means permits, licenses, approvals, certificates, findings of suitability and other registrations, authorizations and exemptions of and from all applicable Governmental Entities.

“Permitted Liens” means, with respect to any Company (a) Liens for ground rents, water charges, sewer rates, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate Proceedings; (b) Liens for Taxes, including assessments, not yet delinquent or Taxes being contested in good faith by appropriate Proceedings and as to which adequate reserves have been established; (c) Liens arising by operation of law such as materialmen, mechanics, carriers, workmen, repairmen and similar liens arising in the ordinary course of business which are not filed of record and similar charges not delinquent or which are filed of record, but are being contested in good faith by appropriate Proceedings or that are otherwise not material to the Business taken as a whole; (d) any Lien that will be (and is) released and discharged at or prior to the Closing; (e) matters disclosed by any existing title insurance policies or title reports, copies of which have been made available to Purchaser, (f) Liens imposed or promulgated by applicable Law or Governmental Entity with respect to real property, including zoning, building or similar restrictions; (g) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (h) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby; (i) in the case of securities, the restrictions imposed by federal, state and foreign securities laws and Gaming Laws; (j) Liens relating to (A) intercompany borrowings among Seller and its wholly owned subsidiaries, (B) that certain Credit Agreement, dated as of April 28, 2016, by and among Seller, as borrower, the subsidiaries of Seller party thereto, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, or (C) any other existing indebtedness of Seller or its subsidiaries, (k) purchase money Liens or Liens under capital lease arrangements, or (l) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice.

“Permitted Closing Liens”  means all Permitted Liens, other than Permitted Liens described in clauses (j)(A) and (j)(C) in the definition of Permitted Liens.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Proceeding” means any lawsuit, litigation, arbitration, mediation, action or proceeding by or before any Governmental Entity.

“Progressive Liabilities” means the liability of an applicable Company, determined in accordance with GAAP, in respect of slot machines and table games with an in-house progressive jackpot feature at the Casinos as of the Closing Date.

“Property Employees” means employees of Seller and its Subsidiaries who are primarily employed in the Business, or who are primarily dedicated to supporting the Business.

“Proprietary Information” means information and materials not generally known to the public, including trade secrets, customer lists, confidential marketing and customer information, and other proprietary and confidential information.

“Purchased Assets” means all assets primarily used in the Business, including the Casinos and the Seller IP, the Other IP and the other assets transferred (to the extent permitted under Law or contract) to the Companies or Purchaser pursuant to Section 1.04 and Section 9.22.

“Purchaser’s Knowledge” or “Known to Purchaser” means (a) the actual knowledge, after due and reasonable inquiry of Keith E. Smith, Josh Hirsberg and Brian A. Larson and (b) Facts the existence of which would have been made apparent by Purchaser’s review of the materials and documents in the Data Room made available to Purchaser.

“Real Property” means any lands, buildings, structures and other improvements, together with all fixtures attached or appurtenant to the foregoing, and all easements, covenants, hereditaments and appurtenances that benefit the foregoing.

“Representatives” means, with respect to a party, its Affiliates, members, directors, officers, employees, advisors, agents and other representatives.

“Retained Database Records” means the data and information, whether stored digitally, electronically, magnetically, or in any other format, relating to Persons (including Shared Customers) that visit Seller’s or its Subsidiaries’ casinos or hotels (and not any of the Casinos) or activities by Persons at such casino or hotels and includes, without limitation: (a) each Person’s personal and demographic information, including, without limitation, the customer’s name, address, phone number, social security number, birth date, gender, email, contact preference and disassociated patron status; (b) each Person’s transactional history at Seller’s or its Subsidiaries’ casinos or hotels (other than the Casinos) and/or each Person’s patronage, purchase, and use of Casino Services during visits to Parent’s or its Affiliates’ casinos or hotels other than the Casinos, including the dates, game types, average wager, times, length of visits, and hotel room reservation details (i.e., room types, dates, booked rates for future reservations, payment method); (c) all data and information relating to the value spent or lost by Persons during their visits to Seller’s or its Subsidiaries’ casinos or hotels (other than the Casinos) or value as a consumer of Casino Services at Seller’s or its Subsidiaries’ casinos or hotels other than the Casinos, including information such as each customer’s total actual win or loss, total theoretical win or loss value, average daily worth (ADW), average daily theoretical value (ADT or THEO), or other metrics related to customer’s transaction history or purchases of Casino Services at Seller’s or its Subsidiaries’ casinos or hotels (other than the Casinos); (d) each Person’s tier status in the Customer Loyalty Program (including the enterprise-wide tier status) and total comp balance for all of Seller’s and its Subsidiaries’ casinos (including the Casinos) in the aggregate; (e) the identity of each Excluded Customer; (f) incentives from casinos other than the Casinos extended to (whether or not redeemed) customers, including special event invitations, gaming incentives (including downloadable slot credits, table games match play, free bet offers and other similar incentives); (g) any other data and information customarily used by Seller or its Subsidiaries’ at a casino or hotel (other than the Casinos) to market or sell Casino Services to Persons, including Twitter accounts, and Facebook accounts; and (h) demographic, preference and other (i) captured from the HAlo enterprise loyalty program system, (ii) maintained in connection with the mychoice website guest portal (including PIN data, email preferences, contact preferences and other similar information), (iii) contained in hosted customer relationship management systems (including guest contact history, host bonus goals and calculation), (iv) regarding mileage and database lifecycle score, (v) regarding yield management score and (vi) regarding group sales (including lead, contact, room count, food and beverage spend and similar information).

“Retained Liabilities” means (a) any and all Liabilities from any claim made by a third party against (i) Parent or its Affiliates to the extent relating to, arising out of or resulting from Parent’s businesses as of the Closing (including all of Seller’s businesses acquired by Parent pursuant to the Merger) or (ii) assets of Parent as of the Closing (including all of Seller’s assets acquired by Parent pursuant to the Merger) and any liability of Parent under or arising out of the Merger Agreement, and (b) those Liabilities set forth on Section 13.01(b) of the Parent Disclosure Letter.

“Seller Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of  Seller and its respective Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Seller or any of their Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 6.02(a) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of Boyd or Purchaser, (5) the Merger or any consequences resulting therefrom or from any sale to Lessor contemplated by this Agreement or the Merger Agreement or any consequences resulting therefrom, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the Transaction, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by Seller to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Seller Material Adverse Effect) or (10) any internal restructurings contemplated in this Agreement or the Merger Agreement; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting Seller and its respective Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Seller and its respective Subsidiaries are expected to operate from and after the Closing.

“Seller’s Knowledge” or “Knowledge of Seller” means the actual knowledge, after reasonable inquiry, of Anthony Sanfilippo and Carlos Ruisanchez.

“Shared Customers” means customers referenced in Seller’s customer databases as having visited a Casino (and who have an actual transaction history at such Casino) and any other casino or hotel owned by Seller or Subsidiaries other than the Casinos.

“Specified Indebtedness” means all Indebtedness under the Credit Agreement, dated as of April 28, 2016, by and among the Seller, as borrower, the subsidiaries of the Seller party thereto, as guarantors, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent and the Indenture, dated as of April 28, 2016, between the Seller and Deutsche Bank Trust Company Americas, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of October 12, 2016, among  the Seller and Deutsche Bank Trust Company Americas, and as further amended or supplemented from time to time to the extent that the Companies are obligated with respect thereto.

“Subject Indebtedness” means (a) debt for borrowed money of any of the Companies or any of their Subsidiaries owed to Persons other than any of the Companies or any of their Subsidiaries and (b) guarantee obligations of, or Liens on the assets of, any of the Companies or any of their Subsidiaries in respect of debt for borrowed money of Persons other than any of the Companies or any of their Subsidiaries.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner or managing member or (b) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Target Net Working Capital” means $0.00 minus $40,540,000.

“Tax Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any report, return (including any information return), statement, claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing supplied or required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, income, franchise, gross receipts, profits, gaming, live entertainment, excise, real or personal property, environmental, sales, use, lodging, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, gains, stamp, transfer and recording taxes.

“Title Insurer” means Fidelity National Title Insurance Company.

“Transaction” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Expenses” means any and all fees, expenses and amounts payable by the Companies and their Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including any fees, expenses and amount payable to its accountants, brokers, investment banks, financial advisors, legal counsel or any other advisors, agents, outside advisors or representatives in connection with this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby and thereby that are not reflected in the Estimated Closing Statement.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Exhibit F.

“willful breach” means a material breach that is a consequence of a deliberate act undertaken by the breaching party or the deliberate failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would cause a breach of this Agreement.

(b)                                 The following are defined elsewhere in this Agreement, as indicated below:

Term	Section
“2017 Company Financial Statements”	Section 2.01(b)(i)
“2017 EBITDA Statement”	Section 2.01(b)(i)
“Affected Party”	Section 13.11
“Agreement”	Recitals
“Allocation”	Section 2.03
“Alternate Accounting Firm”	Section 2.01(b)(v)
“Amendment”	Section 13.11
“Ameristar Kansas City”	Recitals
“Ameristar St. Charles”	Recitals
“Antitrust Approval”	Section 9.04(a)
“Arbitrator”	Section 13.11
“Arrangement End Date”	Section 9.23
“Assumed Employee Liabilities”	Section 9.02(i)
“Available Commitments”	Section 8.04
“Available Sources”	Section 8.04
“Auditor”	Section 2.01(b)(iii)
“Belterra”	Recitals
“Belterra Park”	Recitals
“Belterra Park Purchase Agreement”	Recitals
“Base Purchase Price”	Section 2.01(a)
“Boyd”	Recitals
“Boyd Credit Agreement”	Section 8.04
“Boyd Releasing Party”	Section 9.10
“Break Fee”	Section 11.02(c)

“Cash Count”	Section 3.02
“Closing”	Section 4.01
“Closing Date”	Section 4.01
“Closing Payment”	Section 2.01(a)
“Companies Organizational Documents”	Section 7.01(b)
“Company” or “Companies”	Recitals
“Company Financial Statements”	Section 7.04(b)
“Company Leased Real Property”	Section 7.13(a)
“Company Material Contract”	Section 7.15
“Company Owned Real Property”	Section 7.14(a)
“Company Permits”	Section 7.05(b)
“Company Real Property Leases”	Section 7.13(a)
“Compensated Termination Provision”	Section 9.01(e)
“Confidential Information”	Section 9.08
“Consent Agreement”	Recitals
“Continuing Employee”	Section 9.02(b)
“Damages”	Section 12.02(a)
“Determination Date”	Section 3.03(b)
“Dispute Notice”	Section 3.03(b)
“Divestiture Only Customer”	Section 1.03(a)
“EBITDA Adjustment”	Section 2.01(b)(iv)
“EBITDA Determination Date”	Section 2.01(b)(iii)
“EBITDA Dispute Notice”	Section 2.01(b)(iii)
“Effective Date”	Recitals
“End Date”	Section 11.01(c)
“Estimated Adjustment”	Section 3.01(c)
“Estimated Closing Statement”	Section 3.01(a)
“Exchange Act”	Section 6.02(b)
“Excluded Company”	Section 10.02(c)
“Excluded Company Property”	Section 9.11(b)
“Excluded Company Purchase Price Shortfall”	Section 9.11(b)
“Existing Surveys”	Section 9.20(b)
“Discretionary Replacement Purchaser Master Lease”	Section 9.11(b)
“Fact”	Section 5.07
“FCPA”	Section 7.12(a)
“Final Adjustment”	Section 3.03(a)
“Final Closing Statement”	Section 3.03(a)
“Final Purchase Price”	Section 3.03(a)
“FTC”	Recitals
“FTC Order”	Recitals
“GLPI”	Section 7.12(a)
“Indemnified Party”	Section 12.03
“Indemnifying Parties”	Section 12.03
“Indemnifying Party”	Section 12.03
“Identified Employees”	Section 9.02(n)
“IRS”	Section 7.07(a)
“Later Identified Asset”	Section 1.04

“Later Identified Liability”	Section 1.04
“Lease Commitment Agreement”	Recitals
“Lessor”	Recitals
“Loyalty Points”	Section 9.18(c)
“Litigating Party”	Section 9.13
“Material Purchaser Breach”	Section 11.02(d)
“Maximum RTF Amount”	Section 11.02(d)
“Membership Interests”	Recitals
“Membership Interest Sale”	Recitals
“Merger”	Recitals
“Merger Agreement”	Recitals
“Merger Sub”	Recitals
“New Title Policies”	Section 9.20
“Non-Casino Customers”	Section 1.03(a)
“Notice”	Section 12.03
“Parent”	Recitals
“Parent Affiliate Permits”	Section 5.06(a)
“Parent Approvals”	Section 5.02(b)
“Parent Disclosure Letter”	Article V
“Parent Fundamental Representations”	Section 10.02(a)
“Parent Indemnified Party”	Section 12.02(b)
“Parent Indemnified Parties”	Section 12.02(b)
“Parent Licensed Affiliates”	Section 5.06(a)
“Parent and Seller Names”	Section 9.15
“Parent Releasing Party”	Section 9.10
“Parent’s Allocation Notice”	Section 2.03
“party”	Recitals
“parties”	Recitals
“Permitted Casino Records”	Section 1.03(b)(i)
“Permitted Retained Records”	Section 1.03(b)(ii)
“Pre-Closing Period”	Section 9.01(a)
“Preparing Party”	Section 9.07(f)
“Property Database”	Section 1.03(c)
“Property Employee Employment Agreement”	Section 9.02(e)
“Purchaser”	Recitals
“Purchaser 401(k) Plan”	Section 9.02(f)
“Purchaser Adverse Amendment”	Section 5.05(a)
“Purchaser Adverse Waiver”	Section 5.05(a)
“Purchaser Affiliate Permits”	Section 8.07
“Purchaser Approvals”	Section 8.02(b)
“Purchaser Benefit Plans”	Section 9.02(c)
“Purchaser Disclosure Letter”	Article VIII
“Purchaser Fee”	Section 11.02(c)
“Purchaser Fee Percentage”	Section 11.02(c)
“Purchaser Indemnified Party”	Section 12.02(a)
“Purchaser Indemnified Parties”	Section 12.02(a)
“Purchaser Licensed Affiliates”	Section 8.07

“Purchaser Master Lease”	Recitals
“Purchaser’s Allocation”	Section 2.03
“Released Claims”	Section 9.10
“Regulatory Non-Satisfaction Notice”	Section 11.03
“Releasees”	Section 9.10
“Releasing Parties”	Section 9.10
“Relevant Authority”	Section 11.01(e)
“Required Amount”	Section 8.04
“Reverse Break Fee”	Section 11.02(d)
“Reverse Termination Fee”	Section 11.02(d)
“Reviewing Party”	Section 9.07(f)
“SEC”	Article V
“Section 338(h)(10) Elections	Section 9.07(d)
“Section 338(h)(10) Forms	Section 9.07(d)
“Securities Act”	Section 6.02(b)
“Seller”	Recitals
“Seller Subsidiary”	Recitals
“Seller 401(k) Plans”	Section 9.02(f)
“Seller Approvals”	Section 6.02(b)
“Seller Disclosure Letter”	Article VI
“Seller Financial Statements”	Section 7.04(a)
“Seller Fundamental Representations”	Section 10.02(a)
“Seller IP”	Section 9.22
“Seller Master Lease”	Recitals
“Seller SEC Documents”	Article VI
“Seller Stockholder Approval”	Section 6.02(a)
“Seller Subsidiary”	Recitals
“Sellers”	Recitals
“Survival Period”	Section 12.01(a)
“Tax Contest”	Section 9.07(g)
“Third Party Claim”	Section 12.04(a)
“Third Party Consents”	Section 9.14
“Threshold”	Section 12.05(a)
“Transfer Taxes”	Section 9.07(a)
“Vehicle”	Section 9.23
“Vehicle Contract”	Section 9.23

Section 13.02                      Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                                 This Agreement and the Transaction, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York, without regard to the conflicts of laws principles thereof that would require the application of the Laws of any other jurisdiction.

(b)                                 Each of the parties (i) consents to submit itself to the personal jurisdiction of the Federal and state courts in the Borough of Manhattan, the City of New York in the event any dispute arises out of this Agreement or the Transaction; provided, however, that such submission to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the Transaction in any court other than such state or Federal court.  Each of the parties irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Transaction, on behalf of itself or its property, by the personal delivery of copies of such process to such party.  Nothing in this Section 13.02(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.02(c).

(d)                                 The parties hereby acknowledge and agree that if a party fails to perform its agreements and covenants hereunder, including if the party fails to take all actions as are necessary on its part to consummate the Transaction, such failure could cause irreparable injury to the non-breaching party, for which damages, even if available, may not be an adequate remedy.  Accordingly, except as otherwise limited by this Agreement, in the event of such a failure, the non-breaching party shall be permitted to seek an issuance of injunctive relief or a specific performance remedy (in each case, without the requirement to post any bond or other security), from any court of competent jurisdiction.

Section 13.03                      Notices.  All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by courier service, by electronic delivery to the applicable email addresses set forth below (with evidence that such notice was electronically sent) or by registered or certified mail (postage prepaid, return receipt requested).  Except as provided otherwise herein, notices delivered electronically or by hand or by courier service shall be deemed given upon receipt; and notices delivered by registered or certified mail shall be deemed given seven (7) days after being deposited in the mail system. All notices shall be addressed to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

if to Purchaser, to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, 9th Floor

Las Vegas, Nevada 89163

E-mail: brianlarson@Boydgaming.com

Attention: General Counsel

with a copy, which shall not constitute notice, to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94115

E-mail: BParris@mofo.com

JWashenko@mofo.com

Attention: Brandon C. Parris

Jeffrey Washenko

if to Parent or the Sellers after the closing, to:

Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania  19610

Facsimile:     (469) 774-6826

Email:           Carl.Sottosanti@pngaming.com

Attention:     General Counsel

with a copy, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:                                         (212) 403-2000
Email:                                                            DANeff@wlrk.com
                                                                                                GEOstling@wlrk.com
Attention:                                         Daniel A. Neff
                                                                                                Gregory E. Ostling

if to Seller (prior to the Closing), to:

Pinnacle Entertainment, Inc.
3980 Howard Hughes Parkway
Las Vegas, Nevada 89169
Facsimile:                                         (702) 541-7773
Email:                                                            Donna.Negrotto@pnkmail.com
Attention:                                         General Counsel

with a copy (prior to the Closing), which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile:                                         (212) 735-2000
Email:                                                            stephen.arcano@skadden.com
                                                                                                neil.stronski@skadden.com
Attention:                                         Stephen F. Arcano
                                                                                                Neil P. Stronski

Section 13.04                      Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section or Exhibit or Schedule of this Agreement unless otherwise indicated.  Unless the context otherwise requires: (a) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document; (b) the use of the term “including” means “including, without limitation”; (c) the word “or” shall be disjunctive but not exclusive; (d) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); (e) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination; (f) reference to a word defined hereunder shall apply equally to both the singular and plural forms of the terms defined; and (g) a reference to”$” or “dollars” mean the lawful currency of the United States. The name assigned to this Agreement, the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The phrase “made available” in this Agreement means that on or before 5:00 p.m. Pacific Time on the Effective Date, Seller has uploaded such materials or information to the Data Room or Parent has provided to Boyd, Purchaser or their Representatives such materials or information in writing.

Section 13.05                      Entire Agreement.  This Agreement, the Ancillary Agreements and the Disclosure Letters and the other exhibits hereto and thereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  In the event of any conflict or inconsistency between this Agreement and any Ancillary Agreement, this Agreement shall control.

Section 13.06                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

Section 13.07                      Assignment.  Without the prior written consent of the other parties, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned to any other Person.  Any assignment in violation of the preceding sentence shall be void, and no assignment shall relieve the assigning party of any of its obligations hereunder.

Section 13.08                      Parties of Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09                      Counterparts.  This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 13.10                      Mutual Drafting.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 13.11                      Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Purchaser, Parent and Seller; provided, however, subject to this Section 13.11, all terms and conditions of this Agreement shall be subject to the substitution or addition of modified or other terms and conditions as the FTC may require. Each party agrees to accept such changes to this Agreement as shall be required by the FTC and to negotiate in good faith and execute promptly an appropriate amendment to this Agreement to reflect such required changes (an “Amendment”), unless such changes (i) would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, (ii) would require a change in the Base Purchase Price, or (iii) would adversely affect the economics of the Transaction (other than as a result of a requirement of a change in the Base Purchase Price, which shall be subject to clause (ii)); provided, that in the case of the foregoing clauses (ii) and (iii), only the party whose economics would be adversely affected (the “Affected Party”) may elect not to execute an Amendment subject to compliance with the remainder of this Section 13.11.  Prior to entering any Amendment, the parties shall use reasonable best efforts to seek consultation with the FTC or its staff to review the Amendment in light of the requirements of the FTC giving rise to such Amendment.  If either party elects not to execute an Amendment required to be executed pursuant to this Section 13.11 or the Affected Party elects not to execute an Amendment pursuant to the foregoing clauses (ii) or (iii) and does not comply with the remainder of this Section 13.11, then such failure shall be deemed to be a material breach of such party’s obligations under this Agreement.  If an Affected Party elects not to execute an Amendment pursuant to the foregoing clauses (ii) or (iii), then the parties shall, in good faith, use their respective reasonable best efforts to reach prompt (but in any event within ten (10) Business Days after receiving the FTC’s request to make the required changes) mutual agreement with respect to an Amendment reflecting such changes. If the parties, after complying with the preceding sentence are unable to reach mutual agreement with respect to an Amendment within such ten (10) Business Day period, then the parties shall submit the matters that the parties have been unable to resolve with respect to such Amendment, including, without limitation, economic accommodations arising from or related to the changes required by the FTC, but excluding changes to the Base Purchase Price, to an independent nationally recognized investment banking firm, independent nationally recognized accounting firm, or other independent arbitrator (“Arbitrator”) mutually agreed upon by Parent and Purchaser for final and binding resolution of such dispute in accordance with procedures mutually agreed upon by Parent and Purchaser.  If Parent and Purchaser are unable to agree on an Arbitrator, then Parent and Purchaser shall each select such an Arbitrator, and the two Arbitrators so selected shall select a third Arbitrator to be the Arbitrator with respect to the unresolved matters with respect to such Amendment.  Subject to the last sentence of this Section 13.11, the findings of the Arbitrator so selected by Parent and Purchaser (or, if Parent and Purchaser are unable to agree on an Arbitrator, so selected by the Arbitrators pursuant to the foregoing sentence) shall be final and binding on all of the parties, and the fees and expenses of the Arbitrator(s) shall be paid by one-half by Parent and one-half by Purchaser.  In the event that the findings of the Arbitrator include a change (x) that adversely affect the economics of the Transaction in respect of such party or (y) to the Base Purchase Price or changes that cause either party to require a change to the Base Purchase Price, the party who is not requiring the change in the Base Purchase Price or whose economics would be adversely affected may elect not to execute an Amendment and terminate this Agreement pursuant to Section 11.01(j).

Section 13.12                      Waiver.  Any party may waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 13.13                      Further Assurances.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties shall take all commercially reasonable action necessary (including executing and delivering further notices, assumptions, releases and acquisitions).

Section 13.14                      No Recourse.  No past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney, consultant, representative or principal of Boyd, Purchaser or any of their respective Affiliates shall have, and Boyd on behalf of such Persons waives any right to assert or initiate, any claim, suit, proceeding or other similar action, relating to this Agreement, the Ancillary Agreements, the Merger or the Transaction against Seller and its Affiliates prior to the execution and delivery of the Joinder.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BOYD GAMING CORPORATION,		PENN NATIONAL GAMING, INC.,
a Nevada corporation		a Pennsylvania corporation

By:	/s/ Brian A. Larson
Name:	Brian A. Larson	By:	/s/ Timothy J. Wilmott
Its:	Executive Vice President	Name:	Timothy J. Wilmott
		Its:	Chief Executive Officer

BOYD TCIV, LLC,
a Nevada limited liability company

By Boyd Gaming Corporation, a Nevada corporation, its Managing Member

By:	/s/ Brian A. Larson
Name:	Brian A. Larson
Its:	Executive Vice President